Exhibit 10.1

CUSIP DEAL:10482AAC7

CUSIP REVOLVER: 10482AAD54

CUSIP TERM: 10482AAE38

CREDIT AGREEMENT

dated as of July 31, 2023

among

BRAEMAR HOSPITALITY LIMITED PARTNERSHIP,

as Borrower,

BRAEMAR HOTELS & RESORTS INC.,

as Parent,

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer,

and

The Other Lenders Party Hereto

BOFA SECURITIES, INC.,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Section	Page

I.	Definitions and Accounting Terms		1
	1.01	Defined Terms	1
	1.02	Other Interpretive Provisions	38
	1.03	Accounting Terms	39
	1.04	Rounding	40
	1.05	Times of Day; Rates	40
	1.06	Letter of Credit Amounts	40
	1.07	Interest Rates	40

II.	The Commitments and Credit Extensions		40
	2.01	The Loans	40
	2.02	Borrowings, Conversions and Continuations of Loans	41
	2.03	Letters of Credit	43
	2.04	Prepayments	51
	2.05	Termination or Reduction of Commitments	52
	2.06	Repayment of Loans	52
	2.07	Interest	53
	2.08	Fees	54
	2.09	Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin	54
	2.10	Evidence of Debt	55
	2.11	Payments Generally; Administrative Agent’s Clawback	55
	2.12	Sharing of Payments by Lenders	57
	2.13	Extension of Maturity Date	58
	2.14	Increase in Total Credit Exposure	59
	2.15	Cash Collateral	60
	2.16	Defaulting Lenders	61

III.	Taxes, Yield Protection and Illegality		63
	3.01	Taxes	63
	3.02	Illegality	67
	3.03	Inability to Determine Rates	68
	3.04	Increased Costs	70
	3.05	Compensation for Losses	71
	3.06	Mitigation Obligations; Replacement of Lenders	71
	3.07	Survival	72

IV.	BORROWING BASE		72
	4.01	Initial Borrowing Base	72
	4.02	Changes in Maximum Availability	72
	4.03	Requests for Admission of a Borrowing Base Property	72
	4.04	Administrative Agent and Required Lenders’ Approval	72
	4.05	Liens on Borrowing Base Properties	73
	4.06	Notice of Changes in Borrowing Base due to Admission of New Borrowing Base Properties	73
	4.07	Appraisals of Borrowing Base Properties	73
	4.08	Release of Borrowing Base Property	74
	4.09	Exclusion Events	74

	4.10	Guaranties and Pledge Agreements	75
	4.11	Documentation Required with Respect to Borrowing Base Properties	76

V.	Conditions Precedent To Credit Extensions		78
	5.01	Conditions of Initial Credit Extension	78
	5.02	Conditions to All Credit Extensions	81

VI.	Representations and Warranties		82
	6.01	Existence, Qualification and Power	82
	6.02	Authorization; No Contravention	82
	6.03	Governmental Authorization; Other Consents	82
	6.04	Binding Effect	82
	6.05	Financial Statements; No Material Adverse Effect	83
	6.06	Litigation	83
	6.07	No Default	83
	6.08	Ownership of Real Property; Liens	83
	6.09	Environmental Compliance	84
	6.10	Insurance	85
	6.11	Taxes	85
	6.12	ERISA Compliance	85
	6.13	Subsidiaries and Unconsolidated Affiliates; Equity Interests; Loan Parties	86
	6.14	Margin Regulations; Investment Company Act	86
	6.15	Disclosure	86
	6.16	Compliance with Laws	86
	6.17	Taxpayer Identification Number	87
	6.18	Representations Concerning Material Leases	87
	6.19	Ground Lease Representations	87
	6.20	Solvency	88
	6.21	Casualty, Etc.	88
	6.22	OFAC	88
	6.23	Collateral Documents	88
	6.24	Nature of Business	88
	6.25	Management Agreements	88
	6.26	Anti-Corruption Laws	88
	6.27	Affected Financial Institutions	89
	6.28	Covered Entity	89
	6.29	Borrowing Base Properties	89
	6.30	Anti-Corruption Laws	90
	6.31	Franchise Agreements	90

VII.	Affirmative Covenants		90
	7.01	Financial Statements	90
	7.02	Certificates; Other Information	91
	7.03	Notices	93
	7.04	Payment of Obligations	94
	7.05	Preservation of Existence, Etc.	94
	7.06	Maintenance of Borrowing Base Properties	94
	7.07	Maintenance of Insurance	95
	7.08	Compliance with Laws	96
	7.09	Books and Records	96
	7.10	Inspection Rights	97
	7.11	Use of Proceeds	97

	7.12	Environmental Matters	97
	7.13	Condemnation, Casualty and Restoration	99
	7.14	Operating Leases	100
	7.15	Acceptable Ground Leases	104
	7.16	Reports and Testing	104
	7.17	Material Contracts	105
	7.18	Grant of Security Interest	105
	7.19	Maintenance of Listing	105
	7.20	Anti-Corruption Laws; Sanctions	105
	7.21	Interest Rate Cap	105
	7.22	Further Assurances	105
	7.23	Property Management	106
	7.24	Franchise Agreements	106

VIII.	Negative Covenants		108
	8.01	Liens	108
	8.02	Indebtedness	109
	8.03	Investments	109
	8.04	Fundamental Changes	109
	8.05	Dispositions	110
	8.06	Restricted Payments	110
	8.07	Change in Nature of Business	111
	8.08	Transactions with Affiliates	111
	8.09	Burdensome Agreements	111
	8.10	Use of Proceeds	111
	8.11	Borrowing Base Properties	111
	8.12	Financial Covenants	112
	8.13	Capital Expenditures	112
	8.14	Amendments of Organization Documents	113
	8.15	Accounting Changes	113
	8.16	Sanctions	113
	8.17	Anti-Corruption Laws	113
	8.18	Environmental Matters	113
	8.19	Property Management	113
	8.20	Franchise Agreements	114
	8.21	Changes to Advisory Agreement	114

IX.	Events of Default and Remedies		114
	9.01	Events of Default	114
	9.02	Remedies Upon Event of Default	117
	9.03	Application of Funds	118

X.	Administrative Agent		119
	10.01	Appointment and Authority	119
	10.02	Rights as a Lender	119
	10.03	Exculpatory Provisions	119
	10.04	Reliance by Administrative Agent	120
	10.05	Delegation of Duties	121
	10.06	Resignation of Administrative Agent	121
	10.07	Non-Reliance on Administrative Agent, Arranger and the Other Lenders	122
	10.08	No Other Duties, Etc.	123
	10.09	Administrative Agent May File Proofs of Claim	123

	10.10	Collateral and Guaranty Matters	124
	10.11	Secured Hedge Agreements	124
	10.12	Certain ERISA Matters	125

XI.	Continuing Guaranty		126
	11.01	Guaranty	126
	11.02	Rights of Lenders	126
	11.03	Certain Waivers	126
	11.04	Obligations Independent	127
	11.05	Subrogation	127
	11.06	Termination; Reinstatement	127
	11.07	Subordination	127
	11.08	Stay of Acceleration	127
	11.09	Condition of Borrower	127

XII.	Miscellaneous		128
	12.01	Amendments, Etc.	128
	12.02	Notices; Effectiveness; Electronic Communication	129
	12.03	No Waiver; Cumulative Remedies; Enforcement	131
	12.04	Expenses; Indemnity; Damage Waiver	131
	12.05	Payments Set Aside	133
	12.06	Successors and Assigns	134
	12.07	Treatment of Certain Information; Confidentiality	138
	12.08	Right of Setoff	139
	12.09	Interest Rate Limitation	139
	12.10	Integration; Effectiveness	139
	12.11	Survival of Representations and Warranties	139
	12.12	Severability	140
	12.13	Replacement of Lenders	140
	12.14	Governing Law; Jurisdiction; Etc.	141
	12.15	Waiver of Jury Trial	142
	12.16	No Advisory or Fiduciary Responsibility	142
	12.17	Electronic Execution; Electronic Records; Counterparts	143
	12.18	USA PATRIOT Act	143
	12.19	Time of the Essence	144
	12.20	Acknowledgement and Consent to Bail In of Affected Financial Institutions	144
	12.21	Acknowledgement Regarding Any Supported QFCs	144
	12.22	ENTIRE AGREEMENT	145

SCHEDULES

SCHEDULE 2.01(a)	Commitments and Applicable Percentage
SCHEDULE 4.01	Initial Borrowing Base Properties
SCHEDULE 6.06	Litigation
SCHEDULE 6.09	Environmental Matters
SCHEDULE 6.12(d)	ERISA Matters
SCHEDULE 6.13	Subsidiaries and Unconsolidated Affiliates and Other Equity Investments; Loan Parties
SCHEDULE 8.01	Existing Liens
SCHEDULE 8.01(a)	Material Title Defects
SCHEDULE 8.02	Existing Ground Leases

SCHEDULE 8.09	Burdensome Agreements
SCHEDULE 12.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS	Form of

EXHIBIT A	Committed Loan Notice
EXHIBIT B	Term Note
EXHIBIT C	Revolving Note
EXHIBIT D	Compliance Certificate
EXHIBIT E	Assignment and Assumption
EXHIBIT F	Administrative Questionnaire
EXHIBIT G-1	Guaranty
EXHIBIT G-2	Borrower Guaranty
EXHIBIT H	Pledge Agreement
EXHIBIT I	Opinion Matters - Counsel to Loan Parties
EXHIBIT J	U.S. Tax Compliance Certificates
EXHIBIT K	Notice of Loan Prepayment
EXHIBIT L	Borrowing Base Report
EXHIBIT M	Borrower Detail Form
EXHIBIT N	Operating Lease Subordination Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 31, 2023, among BRAEMAR HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), BRAEMAR HOTELS & RESORTS INC., a Maryland corporation (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

Borrower has requested that the Lenders provide to Borrower a term loan facility and a revolving credit facility, and the Lenders are willing to do so on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

I.             Definitions and Accounting Terms.

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Appraisal” means an appraisal that is (a) prepared by an independent third party appraisal firm that is a member of the Appraisal Institute selected by Administrative Agent, (b) otherwise compliant with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all other laws applicable to Administrative Agent and Lenders, and the Uniform Standards of Professional Appraisal Practice, and (c) reviewed and accepted by Administrative Agent.

“Acceptable Ground Lease” means (a) the Existing Ground Leases, and (b) each other ground lease with respect to an Eligible Property executed by a Loan Party, as lessee, (i) that has a remaining lease term (including extension or renewal rights) of at least thirty-five (35) years, calculated as of the date such Eligible Property is admitted as a Borrowing Base Property, (ii) that is in full force and effect, (iii) is transferable and assignable either without the landlord’s prior consent or with such consent, which, however, will not be unreasonably withheld or conditioned by landlord, (iv) pursuant to which (A) no default or terminating event exists thereunder, and (B) no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event thereunder, (v) for which a recognition agreement and estoppel certificates, in form and content satisfactory to Administrative Agent, have been delivered to Administrative Agent, and (vi) that is otherwise acceptable to Administrative Agent in its sole discretion.

“Act” has the meaning specified in Section 12.18.

“Additional Lender” has the meaning specified in Section 2.14(c).

“Adjusted NOI” means, for the Borrowing Base Properties, the Net Operating Income from such Borrowing Base Properties for the then most-recently ended period of four (4) fiscal quarters. For the avoidance of doubt, (a) in the case of any Borrowing Base Property that is owned or leased (as ground lessee) by a Loan Party for a period of less than a full four (4) fiscal quarters, the Net Operating Income from such Borrowing Base Property shall be calculated as if owned by such Loan Party for the then most-recently ended period of four (4) fiscal quarters and (b) the Net Operating Income of any Borrowing Base Property that is sold or otherwise disposed of will be excluded in calculating Adjusted NOI.

“Adjusted Unrestricted Cash” means, as of any date, Borrower’s Unrestricted Cash in excess of $10,000,000.

“Administrative Agent” means Bank of America (as hereafter defined) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F or any other form approved by Administrative Agent.

“Advisory Agreement” means that certain Fifth Amended and Restated Advisory Agreement dated as of April 23, 2018, by and among Borrower, Parent, Braemar TRS Corporation, a Delaware corporation, Ashford Inc. and Ashford LLC, as amended pursuant to that certain Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement dated as of January 15, 2019, by and among Borrower, Parent, Braemar TRS Corporation, a Delaware corporation and Advisor, as further amended pursuant to that certain Amendment No. 2 to the Fifth Amended and Restated Advisory Agreement dated as of August 16, 2021, by and among Borrower, Parent, Braemar TRS Corporation, a Delaware corporation and Advisor, as further amended or assigned from time to time.

“Advisor” means Ashford Inc. and Ashford LLC.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 12.02(c).

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Lenders, as adjusted from time to time in accordance with the terms of this Agreement. The Aggregate Revolving Credit Commitments as of the Closing Date shall be $50,000,000.

“Agreement” has the meaning specified in the introductory paragraphs.

“Applicable Margin” means the applicable percentage per annum set forth below determined by reference to the Net Debt to EBITDA Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 7.02(a):

Applicable Margin
Pricing Level	Net Debt to EBITDA Ratio	SOFR Applicable Margin	Base Rate Applicable Margin
1	< 4.50x	2.25%	1.25%
2	>4.50 but <5.50x	2.50%	1.50%
3	>5.50x but <6.50x	2.75%	1.75%
4	>6.50x	3.00%	2.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Net Debt to EBITDA Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Margin in effect from the Closing Date until adjusted as set forth above shall be set at Pricing Level 3.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.09(b).

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) until the initial Term Borrowing on the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment, at such time, as any such Applicable Revolving Credit Percentage for the Revolving Credit Facility may be adjusted as provided in Section 2.16. If the Revolving Credit Commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Credit Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appraised Value” means, with respect to any Real Property as of any date, the appraised value of such Real Property on an “as-is” basis as set forth in the most recent Acceptable Appraisal.

“Appropriate Lender” means, at any time, (a) with respect to either the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, and (b) with respect to the Letter of Credit Sublimit, (i) L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BofA Securities, Inc. (or any of its designated Affiliates), in its capacity as sole lead arranger and sole bookrunner.

“Ashford Inc.” means Ashford Inc., a Maryland Corporation.

“Ashford LLC” means Ashford Hospitality Advisors LLC, a Delaware limited liability company.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (0.5%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus one percent (1%) and (d) one percent (1%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 12.21.

“BofA Securities” means BofA Securities, Inc.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Detail Form” means a certificate provided by or on behalf of Borrower in the form attached hereto as Exhibit M.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require, consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Rate Loans, having the same Interest Period, in each case made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base Deliverables” has the meaning specified in Section 4.11.

“Borrowing Base Properties” means, as of any date, each Real Property that is either (a) an Initial Borrowing Base Property or (b) an Eligible Property listed in the most recent Borrowing Base Report delivered by Borrower hereunder; provided that, if any Real Property does not meet all of the criteria to be an Eligible Property, then, upon the written request of Borrower, such Real Property may be included as a Borrowing Base Property with the prior written consent of Administrative Agent and Required Lenders in their sole discretion, and “Borrowing Base Property” means any one of the Borrowing Base Properties.

“Borrowing Base Report” means a report in substantially the form of Exhibit L (or such other form approved by Administrative Agent) certified by a Responsible Officer of Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located.

“Capitalized Leases” means all finance leases under ASC 842.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of one (1) or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or Parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)            commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or at least “A 1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)            Investments, classified in accordance with GAAP as current assets of Borrower or any of the Consolidated Parties, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Casualty” has the meaning specified in Section 7.13.

“Casualty Threshold Amount” has the meaning specified in Section 7.13.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation (including Regulation D of the Board of Governors of the Federal Reserve System) or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)            during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)            Parent shall cease, directly or indirectly, to Control Borrower; or

(d)            Ashford Inc. or an Affiliate thereof shall cease to be the external advisor to Parent and Borrower (unless Parent and Borrower cease to be externally advised and elect to “internalize” management of Parent and Borrower).

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 12.01.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the Mortgages and all other “Collateral” referred to in the Collateral Documents, and all of the other property that is or intended under the terms of the Collateral Documents to be subject to Liens in favor of Administrative Agent, for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in Section 2.03(o).

“Collateral Documents” means, collectively:

(a)            the Mortgages;

(b)            the Pledge Agreement;

(c)            the Guaranty;

(d)            to the extent required by Law of the state where the applicable Borrowing Base Property is located, Assignments of Leases and Rents, executed by the applicable Mortgagor;

(e)            financing statements to be filed with the appropriate state and/or county offices for the perfection of a security interest in any of the Collateral;

(f)            estoppel letters, consents, comfort letters, or other confirming agreements and/or subordination, non-disturbance and attornment agreements executed by each tenant under a Material Lease;

(g)            documentation creating perfected first priority Liens (other than with respect to Permitted Encumbrances) on all reserve accounts and all operating accounts related to each Borrowing Base Property (excluding any accounts held or controlled by (i) a property manager that is not an Affiliate of any Loan Party or (ii) Remington Lodging & Hospitality, LLC, a Delaware limited liability company or an Affiliate thereof);

(h)            assignments of all Management Agreements, Franchise Agreements, licenses, and other material agreements relating to each Borrowing Base Property; and

(i)             all other agreements, documents, and instruments evidencing, securing, or pertaining to the Obligations or any part thereof, as shall from time to time be executed and delivered by Borrower, Subsidiary Guarantors, or any other Person in favor of Administrative Agent.

“Commitment” means a Revolving Credit Commitment or a Term Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Term SOFR Rate Loans, pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit A or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.) and any successor statute.

“Communication” has the meaning specified in Section 12.17.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result, in lieu, or in anticipation, of the exercise of the right of condemnation or eminent domain of all or any part of the Borrowing Base Properties, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Borrowing Base Properties or any part thereof.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate, Daily Simple SOFR, or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “Daily Simple SOFR”, “SOFR”, “Term SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of Administrative Agent (after consultation with Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Adjusted EBITDA” means, for any period, for the Consolidated Parties on a consolidated basis, EBITDA less an annual replacement reserve equal to four percent (4.0%) of gross property revenues (excluding revenues with respect to third party space or retail leases) (or pro rata share of gross property revenues from Unconsolidated Affiliates) in the aggregate.

“Consolidated Fixed Charge Coverage Ratio” means, without duplication, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the previous four (4) consecutive fiscal quarters ending on such date to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated Interest Charges for such period, plus (b) current regularly scheduled principal payments on Consolidated Funded Indebtedness for such period (including, for purposes hereof, scheduled principal amortization), but excluding any payment of principal under the Loan Documents, any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it and any amounts paid under a cash flow mortgage applied to principal), plus (c) dividends and distributions paid in cash on preferred stock by the Consolidated Parties on a consolidated basis for such period determined in accordance with GAAP. Preferred stock shall not include any equity in an Unconsolidated Affiliate that provides for distributions on account of such equity in accordance with a waterfall provision, priority distribution provision, sequential distribution provision or other similar provision as set forth in the joint venture agreement. Borrower’s pro rata share of Consolidated Fixed Charges of Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges.

“Consolidated Funded Indebtedness” means, as of any date, without duplication, the sum of (a) the outstanding principal amount of all obligations of the Consolidated Parties on a consolidated basis (other than trade debt incurred in the ordinary course of business not past due for more than 90 days), whether current or long-term, for borrowed money (including all obligations hereunder and under the other Loan Documents) and all obligations of the Consolidated Parties on a consolidated basis evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness of the Consolidated Parties on a consolidated basis, (c) all obligations of the Consolidated Parties on a consolidated basis arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations of the Consolidated Parties on a consolidated basis in respect of forward purchase agreements or the deferred purchase price of any property or services (other than trade accounts payable in the ordinary course of business), in each case evidenced by a binding agreement, (e) Attributable Indebtedness of the Consolidated Parties on a consolidated basis in respect of Capitalized Leases and Synthetic Lease Obligations (the amount of a Capitalized Lease is the capitalized amount of such obligation as would be required to be reflected on a balance sheet prepared in accordance with GAAP, as GAAP is in effect as of the Closing Date), (f) obligations (which will increase Consolidated Funded Indebtedness) and assets (which will decrease Consolidated Funded Indebtedness) under any Swap Contract or foreign currency hedge, in an amount equal to the Swap Termination Value thereof (net of any cash or Cash Equivalents posted as collateral for such Swap Contracts), and (g) without duplication, all Guarantees of the Consolidated Parties on a consolidated basis with respect to outstanding Consolidated Funded Indebtedness of the types specified in clauses (a) through (f) above of Persons other than Parent, any Subsidiary, or any Unconsolidated Affiliate (or Subsidiary thereof). For the avoidance of doubt, Consolidated Funded Indebtedness shall not include any ERFP Lease, any Indebtedness of a Consolidated Party to another Consolidated Party or Key Money Obligations. Borrower’s pro rata share of Consolidated Funded Indebtedness of an Unconsolidated Affiliate shall be included in the determination of Consolidated Funded Indebtedness.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Consolidated Parties on a consolidated basis, in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Consolidated Parties on a consolidated basis with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP, as GAAP is in effect as of the Closing Date. Borrower’s pro rata share of Consolidated Interest Charges of an Unconsolidated Affiliate shall be included in the determination of Consolidated Interest Charges.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Net Debt to (b) Consolidated Total Asset Value.

“Consolidated Net Income” means, for any period, the net income of the Consolidated Parties on a consolidated basis (excluding extraordinary gains and extraordinary losses and excluding gains and losses from the sale of assets) for such period, calculated in accordance with GAAP.

“Consolidated Parties” means a collective reference to Parent and its consolidated Subsidiaries; and “Consolidated Party” means any one of them.

“Consolidated Recourse Indebtedness” means, as of any date, for the Consolidated Parties on a consolidated basis, all Secured Indebtedness and Unsecured Indebtedness that is recourse to any Consolidated Party (except to the extent such recourse is limited to customary non-recourse carve-outs, environmental related indemnities and completion of capital replacements or repairs, or otherwise constitutes Secured Indebtedness or Unsecured Indebtedness that is recourse to a Single Purpose Entity). Borrower’s pro rata share of Consolidated Recourse Indebtedness of an Unconsolidated Affiliate shall be included in the determination of Consolidated Recourse Indebtedness. For avoidance of doubt, Consolidated Recourse Indebtedness shall not include Secured Indebtedness or Unsecured Indebtedness from one Consolidated Party to another Consolidated Party.

“Consolidated Tangible Net Worth” means, as of any date, for the Consolidated Parties on a consolidated basis, Shareholders’ Equity on that date, minus the amount of Intangible Assets, plus the amount of accumulated depreciation; provided, however, that there shall be excluded from the calculation of “Consolidated Tangible Net Worth” any effects resulting from the application of FASB ASC No. 715: Compensation - Retirement Benefits. Consolidated Tangible Net Worth shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141.

“Consolidated Total Asset Value” means, without duplication, as of any date, for the Consolidated Parties on a consolidated basis, the sum of: (a) the Appraised Value of each Borrowing Base Property; (b) the Operating Property Value of all Real Properties other than the Borrowing Base Properties owned by the Consolidated Parties as of such date of determination; (c) the undepreciated cost (after any impairments) in accordance with GAAP of all mortgage or real estate-related loan assets and undeveloped or speculative land owned by the Consolidated Parties as of such date of determination; and (d) the contract purchase price for all assets under contract for purchase (to the extent included in Consolidated Funded Indebtedness) as of such date of determination. Borrower’s pro rata share of Consolidated Total Asset Value of an Unconsolidated Affiliate shall be included in the determination of Consolidated Total Asset Value.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Ashford Inc. and its Affiliates shall not Control or be deemed to Control Borrower or Parent solely by reason of the Advisory Agreement.

“Covered Entity” has the meaning specified in Section 12.21(b).

“Covered Party” has the meaning specified in Section 12.21(a).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” has the meaning specified in Section 12.17.

“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero (0), such rate shall be deemed to be zero (0) for purposes of the Loans and Loan Documents.

“Daily SOFR Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to the principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Letters of Credit plus two percent (2%) per annum.

“Default Right” has the meaning specified in Section 12.21(b).

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, the L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified Borrower, Administrative Agent, the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower, the L/C Issuer, and each other Lender promptly following such determination.

“Deposit Account” means a deposit account of a Subsidiary Guarantor Owner or a Subsidiary Guarantor Operating Lessee.

“Deposit Account Control Agreements” means an agreement, in form and substance satisfactory to Administrative Agent, entered into by a Subsidiary Guarantor Owner or Subsidiary Guarantor Operating Lessee, Administrative Agent and the bank at which such Subsidiary Guarantor maintains a Deposit Account giving Administrative Agent control over such Deposit Account (excluding any accounts held or controlled by (i) a property manager that is not an Affiliate of any Loan Party or (ii) Remington Lodging & Hospitality, LLC, a Delaware limited liability company or an Affiliate thereof).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease (other than a real estate lease entered into in the ordinary course of business as part of Real Property leasing operations) or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“DSC Amount” means, as of any date, an amount, determined for the period of four (4) full fiscal quarters ended on (or most recently ended prior to) such date, equal to the maximum principal amount of Indebtedness that can be supported by the Adjusted NOI from Borrowing Base Properties for such period assuming (a) a 30-year amortization and an interest rate which is the greater of (i) the ten (10) year U.S. Treasury Rate as of such date plus two and one-half of one percent (2.50%) and (ii) seven and one-half of one percent (7.50%) and (b) a minimum debt service coverage of 1.75 to 1.00.

“EBITDA” means, with respect to the Consolidated Parties on a consolidated basis for any period (without duplication) Consolidated Net Income (loss) for such period determined on a consolidated basis, in accordance with GAAP, inclusive of cash receipts (if any) pursuant to any interest rate cap, and exclusive of the following (but only to the extent included in determination of such Consolidated Net Income (loss)): (a) depreciation and amortization (but as to Capitalized Leases included as an asset, only depreciation in accordance with GAAP in effect as of the Closing Date); (b) Consolidated Interest Charges; (c) income tax expense; (d) extraordinary or non-recurring gains and losses and unrealized gains and losses; and (e) other non-cash items, including without limitation, non-cash impairment charges, any changes in the fair market value of any Swap Contracts and deferred compensation expense for officers and employees and amortization of stock grants. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141. Borrower’s pro rata share of EBITDA of an Unconsolidated Affiliate shall be included in the determination of EBITDA.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 12.17.

“Electronic Record” has the meaning specified in Section 12.17.

“Electronic Signatures” has the meaning specified in Section 12.17.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 12.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).

“Eligible Properties” means Real Properties which meet the following criteria; and “Eligible Property” means any one of them:

(a)            such Real Property is a “luxury”, “upper upscale” or “upscale” full service hotel which is currently open and operating;

(b)            such Real Property is fully-owned in fee simple absolute (or leased pursuant to an Acceptable Ground Lease) by (i) Borrower or (ii) a wholly-owned Subsidiary of Borrower that is a Subsidiary Guarantor;

(c)            if such Real Property is owned or leased pursuant to an Acceptable Ground Lease by a Subsidiary Guarantor, then such Subsidiary Guarantor may not incur, Guarantee, or otherwise be liable for any Indebtedness (other than the Obligations and Capitalized Leases with respect to equipment leased in the ordinary course of such Subsidiary Guarantor’s business);

(d)            such Real Property is managed by a manager approved by Administrative Agent in its reasonable discretion (provided that, Manager or an Affiliate of Manager are approved managers);

(e)            such Real Property is not subject to any ground leases (other than Acceptable Ground Leases), is free and clear of any Liens (other than Liens permitted by Section 8.01), and is free and clear of Negative Pledges;

(f)            such Real Property is free of all material structural defects or major architectural deficiencies, Material Title Defects, environmental conditions, zoning violations, casualty or condemnation events or other adverse matters that reasonably could be or result in a Material Property Event;

(g)            Administrative Agent has received all Property Information and Borrowing Base Deliverables with respect to such Real Property;

(h)            the Loan Parties have executed and delivered to Administrative Agent, for the benefit of the Lenders, the Collateral Documents pertaining to such Real Property, in form and substance reasonably acceptable to Administrative Agent;

(i)             all management, franchise and similar agreements pertaining to such Property must be reasonably acceptable to Administrative Agent (provided that, the form of management agreement with Manager in existence as of the date hereof is an approved form); and

(j)             the Loan Parties have delivered and executed any other documents and/or agreements as shall be reasonably requested by Administrative Agent, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Environmental Assessment” has the meaning specified in Section 7.12(b).

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time threatened, instituted, or completed pursuant to any applicable Environmental Requirement against any Subsidiary Guarantor Operating Lessee or Subsidiary Guarantor Owner or against or with respect to any Borrowing Base Property or any condition, use, or activity on any Borrowing Base Property (including any such action against Administrative Agent or any Lender), and any claim at any time threatened or made by any Person against any Subsidiary Guarantor Operating Lessee or Subsidiary Guarantor Owner or against or with respect to any Borrowing Base Property or any condition, use, or activity on any Borrowing Base Property (including any such claim against Administrative Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

“Environmental Indemnity Agreement” means each Environmental Indemnity Agreement executed by Borrower, Parent, and one or more Mortgagors, in favor of Administrative Agent and the Lenders.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmental Reports” has the meaning specified in Section 6.09(b).

“Environmental Requirement” means any Environmental Law, agreement or restriction (including any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to any Hazardous Material or the environment including ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock (or other ownership or profit interests) in such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock (or other ownership or profit interests) in such Person, all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests) in such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERFP Leases” means any lease of personal property by Ashford Inc. or its Affiliate, as lessor (including any existing personal property to be purchased by Ashford Inc. or its Affiliate from a Subsidiary Guarantor Owner or Subsidiary Guarantor Operating Lessee) to a Subsidiary Guarantor Owner or Subsidiary Guarantor Operating Lessee (a) for a term equal to seventy-five percent (75%) of the useful life of such personal property, (b) on a rent-free basis and (c) for which such Subsidiary Guarantor Owner or Subsidiary Guarantor Operating Lessee shall have the right to purchase the applicable personal property at the end of the term at residual market value; provided that, at the time of entering into any ERFP Lease, Ashford Inc. or its applicable Affiliate, as lessor, will grant a security interest in favor of Administrative Agent in the personal property such that Administrative Agent will maintain a first-priority (other than with respect to Permitted Encumbrances) perfected security interest in the personal property pursuant to a security agreement reasonably acceptable to Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) by any Loan Party or any ERISA Affiliate from a Multiemployer Plan if any Loan Party has any potential liability therefor or receipt of notification that a Multiemployer Plan is in reorganization pursuant to Section 4241 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, as applicable; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“EU Bail In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Subsidiary” means (a) any Subsidiary (i) holding title to or beneficially owning assets which are or are intended to become collateral for any Secured Indebtedness of such Subsidiary, or being a beneficial owner of a Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests) and (ii) which (x) is, or is expected to be, prohibited from guaranteeing the Indebtedness of any other Person pursuant to any document, instrument or agreement evidencing such Secured Indebtedness or (y) is prohibited from guaranteeing the Indebtedness of any other Person pursuant to a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition or anticipated condition to the extension of such Secured Indebtedness, (b) a Subsidiary in which more than five percent (5%) of the outstanding Equity Interests are owned by a Person that is not a Consolidated Party and that is prohibited from guarantying the Indebtedness of any other Person without the consent of such other Person (c) any Subsidiary having no material assets, and (d) any Subsidiary of any entity described in clause (a), (b) or (c) above. A Subsidiary shall no longer be considered an Excluded Subsidiary when it ceases to be subject to the circumstances or restrictions which caused it to be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest or lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Sections 22 and 24 of the Guaranty, as applicable, and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest or lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty, security interest, or lien is or becomes excluded in accordance with the first sentence of this definition. A Swap Obligation that is an Excluded Swap Obligation with respect to a particular Guarantor shall not be an Excluded Swap Obligation with respect to any other Loan Party unless that Swap Obligation is an Excluded Swap Obligation with respect to such other Loan Party pursuant to the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 12.13), or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or 3.01(c) amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exclusion Event” has the meaning specified in Section 4.09.

“Exclusion Notice” has the meaning specified in Section 4.09.

“Existing Credit Agreements” means, collectively, that certain (a) Loan Agreement dated as of April 4, 2018 by and among Sarasota Owner, Sarasota Operating Lessee, Ashford Sarasota 1031 LLC, a Delaware limited liability company, Bank of America as administrative agent, and certain lenders party thereto (as modified, amended, renewed, extended, and/or restated), (b) Loan Agreement dated May 11, 2017 by and among Ashford Yountville II LP, a Delaware limited partnership, Ashford TRS Yountville II LLC, a Delaware limited liability company, Bank of America as administrative agent, and certain lenders party thereto (as modified, amended, renewed, extended, and/or restated), and (c) Loan Agreement dated August 18, 2017 by and among Ashford Yountville LP, a Delaware limited partnership, Ashford TRS Yountville LLC, a Delaware limited liability company, Bank of America as administrative agent, and certain lenders party thereto (as modified, amended, renewed, extended, and/or restated).

“Existing Ground Leases means those leases listed on Schedule 8.02 and “Existing Ground Lease” means any one of the Existing Ground Leases.

“Extended Maturity Date” means July 30, 2027.

“Extension Date” has the meaning specified in Section 2.13(b).

“Facility” means either the Revolving Credit Facility or the Term Facility, as context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FDPA” has the meaning specified in Section 7.07(a).

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

“Fee Letters” means collectively, that certain (a) Senior Secured Credit Facility Fee Letter, dated May 5, 2023, among Borrower, Parent, Administrative Agent and Arranger and (b) any other fee letter among Borrower, Parent, Administrative Agent and Arranger and “Fee Letter” means any one of the Fee Letters.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Franchise Agreement” means collectively, (a) a franchise, trademark or license agreement with a Qualified Franchisor, which franchise agreement shall be reasonably acceptable to Administrative Agent in form and substance; and (b) a Franchisor Comfort Letter.

“Franchisor” means any Qualified Franchisor approved by Administrative Agent.

“Franchisor Comfort Letters” means collectively, with respect to each Franchise Agreement covering a Borrowing Base Property, a letter agreement by and among a Qualified Franchisor, the applicable Loan Party and Administrative Agent with respect to such Franchise Agreement or assignment of such Franchise Agreement, in each case, substantially in the form then used by Administrative Agent (or such other form reasonably acceptable to Administrative Agent), executed and delivered to Administrative Agent at Borrowers’ sole cost and expense.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds from Operations” means, for any period, Consolidated Net Income, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided; provided that, to the extent such calculations include amounts allocable to Unconsolidated Affiliates, such calculations shall be without duplication and shall only include Borrower’s pro rata share of such amounts. Without limiting the foregoing, notwithstanding contrary treatment under GAAP, for purposes hereof, net income (or loss) of the Consolidated Parties on a consolidated basis shall not include revenue, income, expense or gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock, (iv) non-cash asset impairment charges or (v) other non-cash items.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) Parent and (b) Subsidiary Guarantors.

“Guaranty” means, collectively, (a) the Guaranty made by Parent under Article XI in favor of the Secured Parties, (b) the Guaranty made by the Subsidiary Guarantors in favor of the Secured Parties, substantially in the form of Exhibit G-1, and (c) the Guaranty made by Borrower in favor of Secured Parties, substantially in the form of Exhibit G-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 4.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract with any Loan Party permitted under Article VII and Article VIII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“HMT” has the meaning specified in the definition of “Sanctions”.

“ICC” has the meaning specified in the definition of “UCP”.

“Increase Effective Date” has the meaning specified in Section 2.14(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any return of capital payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, but excluding any such obligations (i) to the extent the obligation may be satisfied by the issuance of any Equity Interests in such Person or any other Person, (ii) constituting an Investment, including any purchase agreement to acquire a new Subsidiary or interest in a new or existing Subsidiary or Unconsolidated Affiliate (or Subsidiary of an Unconsolidated Affiliate), or (iii) contained in the organizational documents of a Subsidiary or an Unconsolidated Affiliate (or a Subsidiary of an Unconsolidated Affiliate); and

(h)            all Guarantees of such Person in respect of any of the foregoing (other than Guarantees limited to customary non-recourse carve-outs, environmental related indemnities, and completion of capital replacements or repairs).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any Unconsolidated Affiliate (other than an Unconsolidated Affiliate that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person or such Person is itself a corporation or limited liability company. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date (net of any cash or Cash Equivalents posted as collateral for such Swap Contract). For the avoidance of doubt, Indebtedness shall not include an ERFP Lease or any Key Money Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 12.04(b).

“Information” has the meaning specified in Section 12.07.

“Initial Borrowing Base Properties” means the Properties listed on Schedule 4.01 and “Initial Borrowing Base Property” means any one of the Initial Borrowing Base Properties.

“Initial Maturity Date” means July 31, 2026.

“Insurance Proceeds” means the proceeds of any insurance to which a Loan Party may be entitled to, whether or not actually received.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means (a) as to any Daily SOFR Rate Loan or Base Rate Loan, the first (1st) Business Day of each calendar month and the Maturity Date and (b) as to any Term SOFR Rate Loan, the last day of each Interest Period applicable to such Term SOFR Rate Loan and the Maturity Date.

“Interest Period” means as to each Term SOFR Rate Loan, the period commencing on the date such Term SOFR Rate Loan is disbursed or converted to or continued as a Term SOFR Rate Loan and ending on the date one (1) month or three (3) months thereafter, subject to availability, as selected by Borrower in its Committed Loan Notice; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period pertaining to a Term SOFR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Cap” means a Swap Contract with respect to the Obligations with a counterparty reasonably acceptable to Administrative Agent.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount of equity actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Consolidated Party) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Key Money Obligations” means, as of any date of determination, key money obligations to managers or franchisors of Real Properties evidenced by a note under which there are no payments required to be made thereunder other than upon termination of the applicable Management Agreement or Franchise Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means a lease, sublease, license, concession agreement or other agreement (other than an Operating Lease) providing for the use or occupancy of any portion of any Real Property (and any personal property related thereto that is covered by such lease, sublease, license, concession agreement or other agreement) owned or ground leased by any Loan Party, including all amendments, supplements, restatements, assignments and other modifications thereto.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is one (1) year after the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day)

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Revolving Credit Loan or a Term Loan.

“Loan Documents” means (a) this Agreement, (b) each Note, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letters, (f) each Issuer Document, and (g) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.13, and any amendments, modifications, supplements hereto or to any other Loan Document or waivers hereof.

“Loan Parties” means, collectively, Borrower and Guarantors, and “Loan Party” means any one (1) of the Loan Parties.

“Management Agreement” means a hotel management agreement entered into in accordance with the terms hereof, whereby a Borrowing Base Property is managed by a Qualified Manager.

“Manager” means each of Remington Lodging & Hospitality, LLC, a Delaware limited liability company and the Ritz-Carlton Hotel Company, L.L.C., a Delaware limited liability company.

“Manager Subordination Agreements” means, with respect to a Borrowing Base Property, a Conditional Assignment and Subordination of Management Agreements or similarly titled document executed by the applicable Qualified Manager with respect to the Management Agreement for such Borrowing Base Property in form and substance acceptable to Administrative Agent.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Master Management Agreement” means that certain Amended and Restated Braemar Hotel Master Management Agreement dated as of August 8, 2018 by and among Braemar TRS Corporation, a Delaware corporation, CHH III Tenant Parent Corp., a Delaware corporation, RC Hotels (Virgin Islands), Inc., a U.S. Virgin Islands corporation, and Remington Lodging & Hospitality, LLC, a Delaware limited liability company.

“Master Project Management Agreement” means that certain Braemar Master Project Management Agreement dated as of August 8, 2018 by and among Braemar TRS Corporation, a Delaware corporation, CHH III Tenant Parent Corp., a Delaware corporation, RC Hotels (Virgin Islands), Inc., a U.S. Virgin Islands corporation, Project Management LLC, a Maryland limited liability company and Borrower.

“Master REIT Agreements” means the Master Management Agreement, the Master Project Management Agreement, and the Mutual Exclusivity Agreements.

“Material Acquisition” means an acquisition by any Consolidated Party, in a single transaction or in a series of related transactions, of one (1) or more Real Properties or Persons owning Real Properties in which the total investment with respect to such acquisition is equal to or greater than ten percent (10%) of Consolidated Total Asset Value at such time.

“Material Adverse Effect” means (a) a material adverse effect upon the operations, performance, business, properties or condition (financial or otherwise) of the Consolidated Parties taken as a whole; (b) a material impairment of the ability of Borrower or any other Loan Party taken as a whole to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any material provision of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Environmental Event” means, with respect to any Borrowing Base Property, (a) a violation of any Environmental Law with respect to such Borrowing Base Property, or (b) the presence of any Hazardous Materials on, about, or under such Borrowing Base Property that, under or pursuant to any Environmental Law, would require remediation, if in the case of either (a) or (b), such event or circumstance could reasonably be expected to result in a Material Adverse Effect.

“Material Lease” means each Lease of a Borrowing Base Property (or any portion thereof) covering at least 10,000 square feet, excluding the Operating Leases. An ERFP Lease shall not be deemed a Material Lease.

“Material Property Event” means, with respect to any Borrowing Base Property, the occurrence of any event or circumstance occurring or arising after the date of this Agreement that could reasonably be expected to result in a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Appraised Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property.

“Material Title Defects” means, with respect to any Borrowing Base Property, defects, Liens (other than Liens for local real estate taxes and similar local governmental charges), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the value or operations of the Borrowing Base Property in question, would prevent the Borrowing Base Property from being used in the manner in which it is currently being used, or could reasonably be expected to result in a violation of any Law which could result in a Material Property Event); provided, however, that Material Title Defects shall not include any Liens or other encumbrances that existed as of the date of this Agreement and that are reflected in the Title Insurance Commitments or are listed on Schedule 8.01(a) or that would otherwise constitute Permitted Encumbrances.

“Maturity Date” means (a) if the Initial Maturity Date is not extended to the Extended Maturity Date pursuant to Section 2.13, then the Initial Maturity Date and (ii) if the Initial Maturity Date is extended to the Extended Maturity Date pursuant to Section 2.13, the Extended Maturity Date; provided, however, that if such date is not a Business Day, then the Maturity Date shall be the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case the Maturity Date shall be the next preceding Business Day.

“Maximum Availability” means, as of any date, the lesser of: (a)  fifty-five percent (55%) of the Appraised Value of all Borrowing Base Properties (based on most recent Acceptable Appraisals); and (b) the DSC Amount.

“Maximum Rate” has the meaning specified in Section 12.09.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each Mortgage (or Deed of Trust, as applicable), Financing Statement, and Assignment of Leases or similarly titled document, each executed by a Loan Party, to or for the benefit of Administrative Agent, for the ratable benefit of the Lenders, covering the Collateral.

“Mortgagors” means, collectively, each Loan Party executing a Mortgage, and “Mortgagor” means any one of the Mortgagors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common Control, as such a plan is described in Section 4064 of ERISA.

“Mutual Exclusivity Agreements” means that certain Braemar Mutual Exclusivity Agreement dated as of August 8, 2018 by and among Borrower, Parent and Project Management LLC, a Maryland limited liability company and that certain Amended and Restated Braemar Mutual Exclusivity Agreement dated as of August 8, 2018 by and among Borrower, Parent and Remington Lodging & Hospitality, LLC.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits the creation of any Lien on any assets of a Person; provided, however, that neither (a) an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets nor (b) any requirement for the grant in favor of the holders of any Unsecured Indebtedness of an equal and ratable Lien in connection with a pledge of any property or asset to secure the Obligations, shall constitute a “Negative Pledge” for purposes of this Agreement.

“Net Debt” means, with respect to the Consolidated Parties on a consolidated basis as of any date, Consolidated Funded Indebtedness less Adjusted Unrestricted Cash.

“Net Debt to EBITDA Ratio” means without duplication, as of any date, the ratio of (a) Net Debt as of such date to (b) EBITDA for the period of the four (4) fiscal quarters most-recently ended.

“Net Operating Income” means, for any Borrowing Base Property for any period, an amount equal to (a) the aggregate gross revenues from the operations of such Borrowing Base Property during such period, minus (b) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such Borrowing Base Property during such period pro-rated as appropriate (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization and other non-cash expenses), and (ii) a base management fee that is the greater of three percent (3.0%) of the aggregate revenues from the operations of such Borrowing Base Property during such period or actual management fees paid and (iii) an annual replacement reserve equal to four percent (4.0%) of the aggregate revenues from the operations of such Borrowing Base Property.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.01 and (b) has been approved by Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Note” means a Revolving Credit Note or a Term Note, as the context may require.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit K or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Leases” means the lease agreements between Subsidiary Guarantor Owners and Subsidiary Guarantor Operating Lessees providing for the operation of the Borrowing Base Properties; and “Operating Lease” means any one of them.

“Operating Lease Subordination Agreements” means the operating lease subordination agreements by and among each Subsidiary Guarantor Owner, each Subsidiary Guarantor Operating Lessee and Administrative Agent, substantially in the form of Exhibit N; and “Operating Lease Subordination Agreement” means any one of them.

“Operating Property Value” means, at any date of determination, for each Real Property other than a Borrowing Base Property, the undepreciated cost (after any impairments) in accordance with GAAP for such Real Property.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Term Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 12.06(d).

“Participant Register” has the meaning specified in Section 12.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Encumbrances” means collectively, (a) the encumbrances set forth in Schedule B to the Title Insurances Policies, (b) the Liens and security interests evidenced by the Mortgages and the other Loan Documents and other Liens and security interests in favor of Administrative Agent, (c) statutory Liens for Taxes which are not yet delinquent, (d) the Management Agreements, Franchise Agreements, the Acceptable Ground Leases and the Operating Leases in effect on the Closing Date, or thereafter in accordance with the Loan Documents, (f) rights of existing and future tenants, licensees and concessionaries pursuant to Leases in effect as of the date hereof or entered into after the Closing Date in accordance with the Loan Documents, (g) Liens in respect of any ERFP Lease and financing or leasing of equipment and other personal property to the extent not prohibited under the Loan Documents, (h) easements, rights-of-way, restrictions, restrictive covenants, encroachments, protrusions, and other similar encumbrances affecting the Borrowing Base Properties which, in the aggregate, are not substantial in amount, and which do not in any case materially reduce the value of the Borrowing Base Properties or materially and adversely interfere with the ordinary conduct of the business of Mortgagors or the Borrowing Base Properties, (i) Liens that are being bonded, insured or contested in accordance with the terms of the Loan Documents, and (j) without duplication, Liens Permitted by Section 8.01(a) through (i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), other than a Multiemployer Plan, maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Assets” means the assets of an “employee benefit plan,” as defined in Section 3(3) of ERISA that is covered by Title I of ERISA or any “plan” defined in Section 4975(e) of the Code, as described in the Plan Assets Regulation.

“Plan Assets Regulation” means 29 C.F.R. Section 2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” has the meaning specified in Section 5.01(a)(vii).

“Pledged Debt Instruments” means all right, title and interest of any grantor in instruments evidencing any Indebtedness owed to such grantor.

“Pledged Equity” means the Pledged Shares and the Pledged Interests, each as defined in Section 1 of the Pledge Agreement.

“Property Condition Report” means a Property Condition Report obtained with respect to a Borrowing Base Property.

“Property Information” has the meaning specified in Section 4.03.

“Prudential Debt” has the meaning specified in Schedule 8.01.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 7.02.

“QFC” has the meaning specified in Section 12.21(b).

“QFC Credit Support” has the meaning specified in Section 12.21.

“Qualified Franchisor” means a reputable and experienced franchisor which, in the reasonable judgment of Administrative Agent, possesses experience in flagging hotel properties similar in size, scope, use and value of the applicable Borrowing Base Property; provided that such entity has not been the subject of a voluntary or involuntary bankruptcy proceeding in the previous seven (7) years.

“Qualified Manager” means Manager and any other or replacement manager or operator reasonably acceptable to Administrative Agent.

“Real Properties” means, at any time, a collective reference to each of the facilities and real properties owned or leased by Borrower or any Consolidated Party or Unconsolidated Affiliate or in which any such Person has an interest at such time; and “Real Property” means any one of such Real Properties.

“Recipient” means Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 12.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” means the earlier of: (a) the date on which the Obligations have been paid in full and the Mortgages have been released; and (b) the date on which the Liens of the Mortgages are fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Borrowing Base Properties has been given to and accepted by the purchaser or Administrative Agent free of occupancy and claims to occupancy by the Loan Parties and their respective heirs, devisees, representatives, successors, and assigns; provided that if such payment, performance, release, foreclosure, or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice, or otherwise barred by Law from further assertion.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans or Term Loans, a Committed Loan Notice, and, (b) with respect to an L/C Credit Extension, request made pursuant to Section 2.03, including a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided that, at any time when there is more than one (1) Lender party to this Agreement, “Required Lenders” means at least two (2) Lenders having a Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer, in making such determination.

“Required Revolving Lenders” means, at any time, Revolving Credit Lenders having aggregate Revolving Credit Exposures representing more than fifty percent (50%) of the total Revolving Credit Exposures of all Revolving Credit Lenders; provided that, at any time when there is more than one (1) Revolving Credit Lender party to this Agreement, “Required Revolving Lenders” means at least two (2) Revolving Credit Lenders having a Revolving Credit Exposure representing more than fifty percent (50%) of the Revolving Credit Exposures of all Revolving Credit Lenders. The Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that the amount of any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the applicable L/C Issuer in making such determination.

“Rescindable Amount” has the meaning specified in Section 2.11(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 10.06(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means: (a) the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, general counsel or controller of a Loan Party; (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Loan Party; and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and Administrative Agent, in each case with respect to clauses (a) and (c), as listed in an incumbency certificate delivered to Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restoration” means, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of a Borrowing Base Property, the completion of the repair and restoration of such Borrowing Base Property as nearly as possible to the condition such Borrowing Base Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Administrative Agent, and in accordance with applicable Laws.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, but excluding dividends and distributions payable in equity interests) with respect to any capital stock or other Equity Interest of Parent, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Parent’s shareholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term SOFR Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to Borrower pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one (1) time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means, at any time (a) prior to the last day of the Availability Period, the ’Aggregate Revolving Credit Commitments at such time and (b) thereafter, the Total Revolving Credit Outstandings at such time.

“Revolving Credit Lender” means (a) at any time prior to the last day of the Availability Period, any Lender that has a Revolving Credit Commitment at such time and (b) at any time thereafter, any Lender that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sarasota Owner” means Ashford Sarasota LP, a Delaware limited partnership.

“Sarasota Operating Lessee” means Ashford TRS Sarasota LLC, a Delaware limited liability company.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII and Article VIII that is entered into by and between any Loan Party and any Hedge Bank that expressly provides that it is secured by the Collateral.

“Secured Indebtedness” means, for any given calculation date, without duplication, the total aggregate principal amount of any Indebtedness of the Consolidated Parties on a consolidated basis that is secured in any manner by any Lien. Borrower’s pro rata share of Secured Indebtedness of an Unconsolidated Affiliate shall be included in the determination of Secured Indebtedness.

“Secured Parties” means, collectively, Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks under any Secured Hedge Agreement, each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 10.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Shareholders’ Equity” means, as of any date, the consolidated shareholders’ equity of the Consolidated Parties as of that date determined in accordance with GAAP. Shareholders’ Equity shall include stock that is not classified as permanent equity under GAAP, including any non-traded preferred stock.

“Single Purpose Entity” means a Person (other than an individual) that (a) owns one or more properties or assets, (b) is engaged only in the business of owning, developing and/or leasing such properties or assets, and (c) receives substantially all of its gross revenues from such properties or assets. In addition, if the assets of a person consists solely of (i) equity interests in one or more Single Purpose Entities and (ii) cash and other assets of nominal value incidental to such person’s ownership of the other Single Purpose Entities, such person shall also be deemed to be a Single Purpose Entity.

“SOFR” means with respect to any applicable determination date the Secured Overnight Financing Rate published on the fifth (5th) U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided, however, that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Adjustment” means 0.10% (10 basis points).

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other person acting as the SOFR Administrator at such time that is satisfactory to Administrative Agent.

“SOFR-based Loans” means Daily SOFR Rate Loans and Term SOFR Rate Loans.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the Equity Interests or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent. For avoidance of doubt, Subsidiaries shall not include Unconsolidated Affiliates.

“Subsidiary Guarantors” means all existing and future direct and indirect Subsidiaries of Borrower, including each Subsidiary Guarantor Operating Lessee and Subsidiary Guarantor Owner; provided that “Subsidiary Guarantors” shall not include (a) all Subsidiaries or Unconsolidated Affiliates of Borrower that have been released from the Guaranty or that are not required to execute a Guaranty pursuant to the terms of this Agreement and (b) Excluded Subsidiaries.

“Subsidiary Guarantor Operating Lessees” means all existing and future Subsidiaries of Borrower that directly or indirectly operate a Borrowing Base Property pursuant to an Operating Lease.

“Subsidiary Guarantor Owners” means all existing and future Subsidiaries of Borrower that directly or indirectly own a Borrowing Base Property.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 12.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other netting or master agreement (any such netting or master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01(a) under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means the Outstanding Amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) until the initial Term Borrowing on the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time thereafter, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit B.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. Eastern Time on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one (1) month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment;

provided that if the Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero (0), Term SOFR shall be deemed zero (0) for purposes of this Agreement.

“Term SOFR Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Threshold Amount” means $25,000,000.

“Title Company” means Commonwealth Land Title Insurance Company, 5949 Sherry Lane, Suite 111, Dallas, Texas, 75225 or such other title insurance company acceptable to Administrative Agent.

“Title Insurance Commitments” means the commitments to issue the Title Insurance Policies, issued by the Title Company for each Borrowing Base Property, along with copies of all instruments creating or evidencing exceptions or encumbrances to title.

“Title Insurance Policies” means an ALTA title insurance policy (or a title insurance policy promulgated by the Laws of the state in which the Real Property is located if an ALTA insurance policy is not available), issued by the Title Company (which shall be approved by Administrative Agent) in an amount approved by Administrative Agent, on a coinsurance and/or reinsurance basis if and as required by Administrative Agent, insuring, without exclusion or exception for creditors’ rights, that the Mortgages constitute a valid lien covering the Real Property, having the priority required by Administrative Agent and subject only to those exceptions and encumbrances (regardless of rank or priority) Administrative Agent approves, in a form acceptable to Administrative Agent, and as satisfactory to Administrative Agent with all “standard” exceptions which can be deleted, including the exception for matters which a current survey would show, deleted to the fullest extent authorized under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor permitted; containing no exception for standby fees or real estate taxes or assessments other than those for the year in which the closing occurs to the extent the same are not then due and payable and endorsed “not yet due and payable” and no exception for subsequent assessments for prior years; providing full coverage against mechanics’ and materialmens’ liens to the extent authorized under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor; insuring that no restrictive covenants shown in the Title Insurance Policy have been violated, and that no violation of the restrictions will result in a reversion or forfeiture of title; insuring all appurtenant easements; insuring that fee simple or ground leasehold indefeasible or marketable (as coverage is available) fee simple or ground leasehold title to the Real Property is vested in Borrower or the applicable Mortgagor; containing such affirmative coverage and endorsements as Administrative Agent may require and are available under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor; insuring any easements, leasehold estates or other matters appurtenant to or benefiting the Real Property as part of the insured estate; insuring the right of access to the Real Property to the extent authorized under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor; containing provisions acceptable to Administrative Agent regarding advances and/or readvances of Loan funds after the Closing Date and “Title Insurance Policy” means any one of the Title Insurance Policies. Borrower and Borrower’s counsel shall not have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the Title Insurance Policies.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Total Outstandings of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Term SOFR Rate Loan or a Daily SOFR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kington Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means any corporation, limited liability company, partnership, association, joint venture or other entity in each case which is not a Consolidated Party and in which a Consolidated Party owns, directly or indirectly, any Equity Interest. Openkey, Inc. shall not be an Unconsolidated Affiliate for purposes of this Agreement.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of the Consolidated Parties on such date that (a) does not appear (or would not be required to appear) as “restricted” on a balance sheet of Parent, (b) is not subject to a Lien in favor of any Person other than statutory Liens in favor of any depositary bank where such cash is maintained, (c) does not consist of or constitute “deposits” or sums legally held by any Consolidated Party in trust for another Person, (d) is not subject to any contractual restriction or obligation regarding the payment thereof for a particular purpose (including insurance proceeds that are required to be used in connection with the repair, restoration or replacement of any property of the Consolidated Parties), and (e) is otherwise generally available for use by the Loan Parties.

“Unsecured Indebtedness” means all Indebtedness of the Consolidated Parties which is not Secured Indebtedness. Borrower’s pro rata share of Unsecured Indebtedness of an Unconsolidated Affiliate shall be included in the determination of Unsecured Indebtedness.

“Unused Rate” means a percentage per annum equal to thirty-five basis points (0.35%).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 12.21

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3) or (4).

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02            Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03            Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders except as otherwise provided in Section 12.01(d)); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, all leases of the Consolidated Parties (whether of real or personal property) that are not or would not have been characterized as capital leases in accordance with GAAP as in effect prior to giving effect to Accounting Standards Update No. 2016-02, Leases (Topic 842) (whether or not such leases were in effect on such date) shall not be accounted for as capital leases for purposes of the Loan Documents regardless of any change in GAAP (including as a result of Accounting Standards Update No. 2016-02, Leases (Topic 842)) following such date that would otherwise require such leases to be recharacterized as capital leases.

(c)            Calculation Conventions. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations of Net Debt to EBITDA and Consolidated Leverage Ratio, (i) after consummation of any Disposition (A) income statement items (whether income or expense) and capital expenditures attributable to the property disposed of or removed shall, to the extent not otherwise excluded in such income statement items for the Consolidated Parties, in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be excluded as of the first day of the applicable period and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any acquisition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties, in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such acquisition, Indebtedness of the Person or property acquired shall be deemed to have been incurred as of the first day of the applicable period, (iii) in connection with any incurrence of Indebtedness, any Indebtedness which is retired in connection with such incurrence shall be excluded and deemed to have been retired as of the first day of the applicable period and (iv) pro forma adjustments (with the calculated amounts annualized to the extent the period from the date of such acquisition through the most-recently ended fiscal quarter is not at least twelve (12) months or four (4) fiscal quarters, in the case of any applicable period that is based on twelve months or four (4) fiscal quarters) may be included to the extent that such adjustments would give effect to items that are (1) directly attributable to the relevant transaction, (2) expected to have a continuing impact on the Consolidated Parties, and (3) factually supportable (in Administrative Agent’s reasonable judgment).

1.04            Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05            Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07            Interest Rates. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Administrative Agent and its Affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

II.            The Commitments and Credit Extensions.

2.01            The Loans.

(a)            The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to Borrower in Dollars, on the Closing Date, in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be either Term SOFR Rate Loans or Daily SOFR Rate Loans, except as further provided herein.

(b)            The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment and (iii) the Total Outstandings shall not exceed the Maximum Availability. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01(b) prepay under Section 2.04, and reborrow under this this Section 2.01(b). Revolving Credit Loans may be either Term SOFR Rate Loans or Daily SOFR Rate Loans, except as further provided herein.

2.02            Borrowings, Conversions and Continuations of Loans.

(a)            Each Revolving Credit Borrowing, each Term Borrowing, each conversion of Revolving Credit Loans or Term Loans from one (1) Type to the other, and each continuation of Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by Administrative Agent not later than 12:00 p.m. (noon) (i) on the date of the request for any Borrowing of Daily SOFR Rate Loans or Base Rate Loans and (ii) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Rate Loans or conversion of Term SOFR Rate Loans to Daily SOFR Rate Loans or Base Rate Loans. Each Borrowing of, conversion to or continuation of Loans shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Unless otherwise specified herein, no conversion from Term SOFR Rate Loans may be made other than at the end of the corresponding Interest Period unless Borrower makes all payments required pursuant to Section 3.05 resulting therefrom. Each Committed Loan Notice shall specify (i) whether Borrower is requesting a Revolving Credit Borrowing, a Term Borrowing, a conversion of Revolving Credit Loans or Term Loans from one Type to the other, or a continuation of either Term SOFR Rate Loans or Daily SOFR Rate Loans or Base Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans or Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan or Term SOFR in a Committed Loan Notice for a Revolving Credit Borrowing or a Term Borrowing, or a conversion of Revolving Credit Loans or Term Loans from one Type to the other, then the applicable Revolving Credit Loans or Term Loans shall be made as Term SOFR Rate Loans with an Interest Period of one (1) month. Any such automatic conversion to Term SOFR Rate Loans with an Interest Period of one (1) month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Loans. If Borrower fails to give a timely notice requesting a continuation of a Term SOFR Rate Loan or Daily SOFR Rate Loan, then the applicable Revolving Credit Loan or Term Loan shall be automatically continued as the same Type with the same Interest Period.

(b)            Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Credit Loans or Term Loans. In the case of a Revolving Credit Borrowing or a Term Borrowing, each Appropriate Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Revolving Credit Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)            Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Rate Loans upon determination of the same.

(d)            Without limitation of any other conditions herein, a Borrowing or continuation of, or conversion to Term SOFR Rate Loans shall not be permitted if:

(i)             an Event of Default or a Default has occurred and is continuing and has not been waived by Required Lenders or all Lenders, as applicable;

(ii)            the requested Borrowing or continuation of or conversion to Term SOFR Rate Loans would cause more than eight (8) Interest Periods to be in effect at any one (1) time for Term SOFR Rate Loans, after giving effect to all Term SOFR Rate Loans, all conversions of Loans from one (1) Type to another, and all continuations of Loans as the same Type;

(iii)           the requested interest period does not conform to the definition of Interest Period herein; or

(iv)           any of the circumstances referred to in Section 3.03 hereof shall apply with respect to the requested Borrowing or continuation of or conversion to Term SOFR Rate Loans.

(e)            With respect to Term SOFR and Daily Simple SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(f)             Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent, and such Lender.

(g)            Except as otherwise provided herein, a Term SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Rate Loan unless Borrower makes all payments required pursuant to Section 3.05 resulting therefrom.

(h)            Borrower may not request a Borrowing of, or conversion to, Base Rate Loans unless Daily Simple SOFR Loans and Term SOFR Rate Loans are unavailable, as further provided herein.

2.03            Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, Borrower may request the L/C Issuer, in reliance on the agreements of the Revolving Credit Lenders set forth in this Section 2.03, to issue (or to amend, extend, reinstate or renew Letters of Credit previously issued by the L/C Issuer), at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to Administrative Agent and the L/C Issuer in its reasonable determination, and the L/C Issuer further agrees to honor drawings under the Letters of Credit. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.

(b)            Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, Borrower also shall submit a Letter of Credit Application in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by Borrower to, or entered into by Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

Unless the L/C Issuer has received written notice from any Revolving Credit Lender, Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one (1) or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

If Borrower so requests, the L/C Issuer agrees to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by Borrower and the L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that the L/C Issuer shall not (i) permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from Administrative Agent that Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or Borrower that one (1) or more of the applicable conditions set forth in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c)            Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by the L/C Issuer shall not exceed the Letter of Credit Sublimit, (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed its Revolving Credit Commitment, (iii) the sum of the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments and (iv) the Total Outstandings shall not exceed the Maximum Availability.

(i)            The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)            the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)            except as otherwise agreed by Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D)            any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with Borrower or such Revolving Credit Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E)            the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii)            The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)            Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then current expiration date of such Letter of Credit) and (ii) the Letter of Credit Expiration Date.

(e)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Revolving Credit Lenders, the L/C Issuer hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely, unconditionally and irrevocably agrees to pay to Administrative Agent, for account of the L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by Administrative Agent to the Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Revolving Credit Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to Section 2.03(f), Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Revolving Credit Lenders have made payments pursuant to this clause (e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this clause (e) to reimburse the L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such L/C Disbursement.

Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to or as a result of an assignment in accordance with Section 12.06 or otherwise pursuant to this Agreement.

(f)            Reimbursement. If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall reimburse the L/C Issuer in respect of such L/C Disbursement by paying to Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Daily SOFR Rate Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Daily SOFR Rate Loans. If Borrower fails to make such payment when due, Administrative Agent shall notify each Revolving Credit Lender of the applicable L/C Disbursement, the payment then due from Borrower in respect thereof (the “Unreimbursed Amount”) and such Revolving Credit Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Daily SOFR Rate Loans to be disbursed on the date of payment by the L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Daily SOFR Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Notwithstanding the foregoing, any L/C Disbursement in respect of a Letter of Credit made by the L/C Issuer after the Maturity Date shall be due and payable by Borrower on demand.

(g)            Obligations Absolute. Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)            any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice Borrower;

(v)            honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi)          any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)         payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)        any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations or any of its Subsidiaries obligations hereunder.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of Administrative Agent, the Revolving Credit Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)             the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)            the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)           the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)           this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of Administrative Agent, the Revolving Credit Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.

(h)            Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued by it, (i) the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to Borrower for, and the L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)             The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(j)             Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.16, with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin then applicable to Letters of Credit times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin applicable to Letters of Credit during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each issued and outstanding Letter of Credit, at a rate per annum equal to the greater of (i) $1,250 and (ii) 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l)             Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify Administrative Agent and Borrower in writing of such demand for payment if the L/C Issuer has made or will make an L/C Advance thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Advance.

(m)           Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Advance, then, unless Borrower shall reimburse such L/C Advance in full on the date such L/C Advance is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Advance is made to but excluding the date that Borrower reimburses such L/C Advance, at the rate per annum then applicable to Base Rate Loans; provided that if Borrower fails to reimburse such L/C Advance when due pursuant to clause (f) of this Section 2.03, then Section 2.07(c) shall apply. Interest accrued pursuant to this clause (m) shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse the L/C Issuer shall be for account of such Lender to the extent of such payment.

(n)            Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement between Borrower, Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuers, as the context shall require. After the replacement of the L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Administrative Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this clause (o), Borrower shall immediately deposit into an account established and maintained on the books and records of Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (f) of Section 9.01. Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by Administrative Agent to reimburse the L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of Borrower under this Agreement. If Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(p)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Consolidated Party other than Borrower, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of Borrower. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any such Consolidated Party inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Consolidated Party.

(q)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04            Prepayments.

(a)            Borrower may, upon notice to Administrative Agent pursuant to delivery to Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Credit Loans and Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent in writing no later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Rate Loans and (B) on the date of prepayment of Base Rate Loans or Daily SOFR Rate Loans; (ii) any prepayment of Term SOFR Rate Loans or Daily SOFR Rate Loans shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that Borrower shall be entitled to make any such payment conditional on the receipt of other financing or the proceeds of other transactions (if such payment is made in connection with a refinancing or other payment in full of the Loans) to the extent specified in such notice. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Rate Loans, any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the relevant facility.

(b)            If for any reason the Total Revolving Credit Outstandings at any time exceed the Aggregate Revolving Credit Commitments at such time, then Borrower shall, immediately prepay the Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Revolving Credit Loans, the Total Revolving Credit Outstandings exceed the Aggregate Revolving Credit Commitments at such time.

(c)            If for any reason the Total Outstandings at any time is determined by Borrower (or by Administrative Agent upon notice to Borrower) to exceed the Maximum Availability then in effect, then Borrower shall, within five (5) Business Days after such determination or notice from Administrative Agent, prepay the Loans, L/C Borrowings, and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess (and to be applied to the Obligations in accordance with Borrower’s written instructions delivered to Administrative Agent); provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(c) unless after the prepayment in full of the Loans, the Total Outstandings exceed the Maximum Availability then in effect.

2.05            Termination or Reduction of Commitments.

(a)            Optional. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility.

(b)            Mandatory. The aggregate Term Commitments shall be automatically and permanently reduced to zero (0) on the date of borrowing of the Term Loans pursuant to Section 2.01(a) on the Closing Date. If, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)            Application of Commitment Reductions; Payment of Fees. Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitments under this Section 2.05. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

2.06            Repayment of Loans.

(a)            Revolving Credit Loans. Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b)            Term Loans. Borrower shall repay to the Term Lenders on the Maturity Date the aggregate principal amount of all Term Loans outstanding on such date.

2.07            Interest.

(a)            Revolving Credit Facility. Subject to the provisions of Section 2.07(c), (i) each Daily SOFR Rate Loan under the Revolving Credit Facility shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin then applicable to SOFR-based Loans for the Revolving Credit Facility; (ii) each Term SOFR Rate Loan under the Revolving Credit Facility for any Interest Period shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Margin then applicable to SOFR-based Loans for the Revolving Credit Facility; and (iii) each Base Rate Loan under the Revolving Credit Facility shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin then applicable for Base Rate Loans for the Revolving Credit Facility.

(b)            Term Facility. Subject to the provisions of Section 2.07(c), (i) each Daily SOFR Rate Loan under the Term Facility shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin then applicable for the Term Facility for SOFR Loans; (ii) each Term SOFR Rate Loan under the Term Facility for any Interest Period shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Margin then applicable for SOFR-based Loans for the Term Facility; and (iii) each Base Rate Loan under the Term Facility shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin then applicable for Base Rate Loans for the Term Facility.

(c)            Default Interest.

(i)             If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)           Upon the request of Required Lenders, while any Event of Default exists (other than as set forth in clauses (c)(i) and (c)(ii) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)            Payment. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08            Fees. In addition to certain fees described in Sections 2.03(h) and (j):

(a)            Unused Fee. Borrower shall pay to Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, an unused fee equal to the Unused Rate times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The unused fee shall be calculated quarterly in arrears, and if there is any change in the Unused Rate during any quarter, the actual daily amount shall be computed and multiplied by the Unused Rate separately for each period during such quarter that such Unused Rate was in effect.

(b)            Other Fees.

(i)             Borrower shall pay to Arranger and Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)            Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09            Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin.

(a)            All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            If, as a result of any restatement of or other adjustment to the financial statements of Parent or for any other reason, Borrower, Parent or the Lenders determine that (i) the Net Debt to EBITDA Ratio as calculated by Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Net Debt to EBITDA Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(f), 2.03(j) or 2.07(c) or under Article IX. Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Credit Commitments and the repayment of all other Obligations hereunder.

2.10            Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in Section 2.10(a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11            Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            Clawback.

(i)             Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made such payment; (2) Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 12.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)             Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12            Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (y) notify Administrative Agent of such fact, and (z) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)             if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Parent, Borrower or any Subsidiary (as to which the provisions of this Section 2.12 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13            Extension of Maturity Date.

(a)            Request for Extension. Borrower may, by written notice to Administrative Agent (who shall promptly notify the Lenders) not earlier than ninety (90) days and not later than thirty (30) days prior to the Initial Maturity Date, request that the Initial Maturity Date be extended to the Extended Maturity Date.

(b)            Conditions Precedent. As a condition precedent to the extension of the Initial Maturity Date to the Extended Maturity Date pursuant to this Section 2.13 (the effective date of each such extension being an “Extension Date”):

(i)             Borrower shall deliver to Administrative Agent a certificate (in sufficient copies for each Lender) signed by a Responsible Officer of Parent, for itself and on behalf of Borrower, certifying as of the date of the notice described in Section 2.13(a) and as of the Extension Date, and after giving effect to such extension, that (1) the resolutions adopted by Parent, for itself and on behalf of Borrower, with respect to the transactions contemplated hereunder (including the extensions provided for herein) and delivered on the Closing Date remain in full force and effect or certifying new resolutions of Parent, for itself or on behalf of Borrower, approving or consenting to the extension, (2) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers therein) on and as of the Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualifiers therein) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in each of Sections 6.05(a) and 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and 7.01(b), respectively, and (3) no Default exists;

(ii)            on the Extension Date, Borrower shall pay to Administrative Agent, for the pro rata account of each Lender in accordance with their respective Applicable Percentages, an extension fee equal to 0.20% of the Facility as of such date, which fee shall, when paid, be fully earned and non-refundable under any circumstances;

(iii)           on the date of the notice described in Section 2.13(a) and the Extension Date and after giving effect thereto, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers therein) on and as of the Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualifiers therein) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in each of Sections 6.05(a) and 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and 7.01(b), respectively, and (B) no Default exists;

(iv)          at least three (3) days prior to the effective date of the extension, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party;

(v)            Borrower shall deliver, or cause to be delivered, to Administrative Agent a new and then-current Acceptable Appraisal for each Borrowing Base Property; and

(vi)          Borrower shall deliver, or cause to be delivered, to Administrative Agent any necessary endorsements to the Title Insurance Policies, UCC lien searches and any other documentation as Administrative Agent determines is reasonably necessary.

Conflicting Provisions. This Section 2.13 shall supersede any provisions in Section 12.01 to the contrary.

2.14            Increase in Total Credit Exposure.

(a)            Request for Increase. Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower may from time to time, request an increase in the Total Credit Exposure of all Lenders (which increase may take the form of additional Revolving Credit Commitments under the Revolving Credit Facility, an increase to the Term Facility, or one (1) or more additional term loan tranches) by an amount (for all such requests) not exceeding $200,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 (or such lesser amount approved by Administrative Agent), and (ii) after giving effect to each such request, the Total Credit Exposure shall not exceed $400,000,000 (less the amount of any termination or reduction of the Aggregate Revolving Credit Commitments pursuant to Section 2.05). At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). With respect to any additional term loan tranches, the final maturity date for such term loan tranches shall be set forth in the definitive documentation therefore.

(b)            Lender Elections to Increase. Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Total Credit Exposure and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Total Credit Exposure.

(c)            Notification by Administrative Agent; Additional Lenders. Administrative Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld, conditioned or delayed), Borrower may also invite additional Eligible Assignees to become Lenders (each, an “Additional Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to Administrative Agent and its counsel.

(d)            Effective Date and Allocations. If the Total Credit Exposure of any Lender is increased in accordance with this Section 2.14, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)            Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party with respect to the transactions contemplated hereunder (including such increase) and delivered on the Closing Date remain in full force and effect or certifying new resolutions of such Loan Party approving or consenting to such increase, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers therein) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualifiers therein) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in each of Sections 6.05(a) and 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and 7.01(b), respectively, and (B) no Default exists, (ii) (x) upon the reasonable request of any Additional Lender made at least seven (7) days prior to the Increase Effective Date, Borrower shall have provided to such Additional Lender, and such Additional Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least three (3) days prior to the Increase Effective Date and (y) at least three (3) days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party, and (iii) new Real Properties have been added as Borrowing Base Properties pursuant to the requirements set forth in Article IV). To the extent that the increase of the Total Credit Exposure shall take the form of a new term loan tranche, this Agreement shall be amended, in form and substance reasonably satisfactory to Administrative Agent and Borrower, to include such terms as are customary for a term loan commitment. Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Total Credit Exposure of any Lender under this Section 2.14, and each Loan Party shall execute and deliver such documents or instruments as Administrative Agent may reasonably require to evidence such increase in the Total Credit Exposure of any Lender and to ratify each such Loan Party’s continuing obligations hereunder and under the other Loan Documents.

(f)             Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 2.12 or 12.01 the contrary.

2.15            Cash Collateral.

(a)            Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or the L/C Issuer (with a copy to Administrative Agent), Borrower shall Cash Collateralize L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)            Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16, or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.06(b)(vi))) or (ii) the determination by Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16            Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 12.01.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 12.08, shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with their Revolving Credit Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)            Each Revolving Credit Lender that is a Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)            With respect to any fee payable under Section 2.08(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)            Defaulting Lender Cure. If Borrower, Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

III.            Taxes, Yield Protection and Illegality.

3.01            Taxes.

(a)            Defined Terms. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by Borrower. Each of the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this clause (e).

(f)             Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)            Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W 8BEN E (or W-8BEN, as applicable); or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W 8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)           Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i)             Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02            Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to Borrower (through Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Rate Loans or to convert Base Rate Loans to Term SOFR Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Term SOFR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Rate Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Rate Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03            Inability to Determine Rates.

(a)            If in connection with any request for a Term SOFR Rate Loan, or Daily SOFR Rate Loan, or a conversion of Daily SOFR Rate Loans to Term SOFR Rate Loans or a continuation of any of such advances, as applicable, (a) Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under 3.03(b)(i) or the Scheduled Unavailability Date has occurred, or (ii) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (iii) adequate and reasonable means do not otherwise exist for determining Daily Simple SOFR in connection with an existing or proposed Daily SOFR Rate Loan, or (b) Administrative Agent or Required Lenders determine that for any reason that Term SOFR for any requested Interest Period or Daily Simple SOFR with respect to a proposed advance does not adequately and fairly reflect the cost to such Lenders of funding such advance, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain Term SOFR Rate Loans, Daily SOFR Rate Loans, or to convert Daily SOFR Rate Loans to Term SOFR Rate Loans, shall be suspended (to the extent of the affected Term SOFR Rate Loans, Daily SOFR Rate Loans, or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by Required Lenders described in Section 3.03(b), until Administrative Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (1) Borrower may revoke any pending request for a borrowing of, or conversion to, or continuation of Term SOFR Rate Loans or Daily SOFR Rate Loans (to the extent of the affected Term SOFR Rate Loans, Daily SOFR Rate Loans, or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein, (2) any outstanding Term SOFR Rate Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period, and (3) any outstanding Daily SOFR Rate Loans shall immediately be deemed to have been converted to Base Rate Loans.

(b)            Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Lenders notify Administrative Agent (with, in the case of Required Lenders, a copy to Borrower) that Borrower or Required Lenders (as applicable) have determined, that:

(i)             if adequate and reasonable means do not exist for ascertaining one (1) month and three (3) month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one (1) month, three (3) month and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one (1) month and three (3) month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b), no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to Daily Simple SOFR or the Successor Rate then in effect, then in each case, Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing Term SOFR, Daily Simple SOFR, and/or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to such amendment.

Administrative Agent will promptly (in one (1) or more notices) notify Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero (0) the Successor Rate will be deemed to be zero (0) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04            Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d)) or the L/C Issuer;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the L/C Issuer or any interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement Daily SOFR Rate Loans or Term SOFR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05            Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily SOFR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Daily SOFR Rate Loan on the date or in the amount notified by Borrower; or

(c)            any assignment of a Term SOFR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 12.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, amounts shall never be less than zero or greater than is permitted by applicable Law. For the avoidance of doubt, no amounts will be owing under this Section 3.05 in connection with the prepayment of any Daily SOFR Rate Loan or Base Rate Loan (if any).

3.06            Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. Each Lender may make any Credit Extension to Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), Borrower may replace such Lender in accordance with Section 12.13.

3.07            Survival. All of Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

IV.            BORROWING BASE.

4.01            Initial Borrowing Base. As of the Closing Date, the Borrowing Base Properties shall consist of the Initial Borrowing Base Properties set forth on Schedule 4.01.

4.02            Changes in Maximum Availability. Each change in the Maximum Availability shall be effective upon receipt of a new Borrowing Base Report pursuant to Section 7.02(b); provided that any increase in the Maximum Availability reflected in such Borrowing Base Report shall not become effective until the fifth (5th) Business Day following delivery thereof and provided further that any change in the Maximum Availability as a result of the receipt of a new Acceptable Appraisal pursuant to Section 4.07 shall be effective upon the date that Administrative Agent approves such appraisal, and any change in the Maximum Availability as a result of a Real Property becoming a Borrowing Base Property pursuant to Section 4.03 shall be effective upon the date that such Real Property becomes a Borrowing Base Property.

4.03            Requests for Admission of a Borrowing Base Property. Borrower shall provide Administrative Agent and Required Lenders with a written request for an Eligible Property to become a Borrowing Base Property. Such request shall be accompanied or subsequently delivered if not yet available by the following (the “Property Information”), in each case acceptable to Administrative Agent and Required Lenders: (a) such materials and reports as reasonably required by Administrative Agent and Required Lenders to make the determination that such Real Property is an Eligible Property; (b) a pro forma Compliance Certificate setting forth in reasonable detail the calculations required to show that the Loan Parties are in compliance with the terms of this Agreement with the inclusion of such Borrowing Base Property in the calculation of the Maximum Availability, in each case as of the day of such inclusion and after giving effect thereto; and (c) the Borrowing Base Deliverables with respect to such Eligible Property.

4.04            Administrative Agent and Required Lenders’ Approval. Each Eligible Property shall be subject to Administrative Agent’s and Required Lenders’ approval to become a Borrowing Base Property. Administrative Agent and Required Lenders will have ten (10) Business Days from receipt of the information in clauses (a) and (b) of the definition of Property Information with respect to an Eligible Property to approve or disapprove the designation of such Eligible Property as a Borrowing Base Property. Administrative Agent and Required Lenders may approve Real Properties that are not Eligible Properties to become a Borrowing Base Property in their sole discretion. Notwithstanding the foregoing guidelines, Administrative Agent and Lenders hereby approve all Initial Borrowing Base Properties.

4.05            Liens on Borrowing Base Properties. No Real Property shall become a Borrowing Base Property until:

(a)            a Loan Party shall have executed and delivered (or cause to be executed and delivered) to Administrative Agent, for the ratable benefit of the Lenders, Collateral Documents related to such Real Property and all direct and indirect Equity Interests in the Subsidiary Guarantor Owner and Subsidiary Guarantor Operating Lessee owning and/or operating such Borrowing Base Property;

(b)            Administrative Agent shall have a perfected, first priority Lien on such Collateral referenced in clause (a) above (subject to Liens permitted by Section 8.01), for the ratable benefit of the Lenders;

(c)            such Loan Party shall have delivered Title Insurance Policies covering such Real Property and with respect thereto; and

(d)            Administrative Agent shall have received the Borrowing Base Deliverables listed in Section 4.11 for such Real Property.

4.06            Notice of Changes in Borrowing Base due to Admission of New Borrowing Base Properties. If a Real Property becomes a Borrowing Base Property after the date of this Agreement, then Administrative Agent shall notify Borrower and Lenders in writing of any changes to the Maximum Availability as a result of such Real Property becoming a Borrowing Base Property.

4.07            Appraisals of Borrowing Base Properties.

(a)            Administrative Agent will be entitled to obtain, at Borrower’s expense, once during each eighteen (18) month period, an Acceptable Appraisal of each Borrowing Base Property or any part thereof; provided that, in addition to the foregoing, Administrative Agent will be entitled to obtain additional Acceptable Appraisals of any Borrowing Base Property or any part thereof if (i) a Default has occurred and is continuing; (ii) an Exclusion Event has occurred and is continuing; or (iii) an appraisal is required under applicable Law. Notwithstanding the foregoing, Administrative Agent shall, upon its reasonable belief that a Material Property Event has occurred, or is likely to occur, be entitled to obtain from time to time, at its own expense, an Acceptable Appraisal for any Borrowing Base Property.

(b)            Borrower may at its option request that Administrative Agent obtain, at Borrower’s expense, an Acceptable Appraisal of any Borrowing Base Property or any part thereof, and Administrative Agent shall notify Borrower and Lenders in writing of any changes to the Maximum Availability as a result of the receipt of such Acceptable Appraisal.

4.08            Release of Borrowing Base Property. After at least ten (10) days’ written request from Borrower (or such shorter period as Administrative Agent shall agree), and so long as no Default or Event of Default exists, Administrative Agent shall remove a Borrowing Base Property as a Borrowing Base Property and release any and all Liens in such Borrowing Base Property and Equity Interests with respect to the Subsidiary Guarantor Owner and Subsidiary Guarantor Operating Lessee that owns and/or operates such Borrowing Base Property, in each case granted pursuant to the Collateral Documents; provided that (a) Administrative Agent shall have no obligation to release any such Borrowing Base Property without a Borrowing Base Report setting forth in reasonable detail the calculations required to establish the amount of the Maximum Availability without such Borrowing Base Property and the admission of any applicable new Borrowing Base Property and a Compliance Certificate setting forth in reasonable detail the calculations required to show that the Loan Parties are in compliance with the terms of this Agreement without the inclusion of such Borrowing Base Property in the calculation of the Maximum Availability, in each case as of the day of such release and after giving effect to any such release of Borrowing Base Properties and/or any additions of Borrowing Base Properties, (b) after giving effect to such release, the Total Outstandings do not exceed the Maximum Availability; (c) after giving effect to such release, the representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) on and as of the date of such release, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of such earlier date, and except for changes in factual circumstances not prohibited under the Loan Documents, and except that for purposes of this Section 4.08, the representations and warranties contained in Sections 6.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and (b), respectively; and (d) after giving effect to such release, there are at least three (3) Borrowing Base Properties.

4.09            Exclusion Events. Each of the following events shall be an “Exclusion Event” with respect to a Borrowing Base Property:

(a)            such Borrowing Base Property suffers a Material Environmental Event after the date of such Real Property became a Borrowing Base Property;

(b)            any required permit, license, certificate or approval with respect to a Borrowing Base Property lapses or ceases to be in full force and effect, except to the extent not reasonably expected to be a Material Property Event;

(c)            such Borrowing Base Property is subject to any Casualty (subject to the terms of Section 7.13) or Condemnation that is a Material Property Event;

(d)            a lien for the performance of work or the supply of materials which is established against such Borrowing Base Property remains unsatisfied or unbonded for a period of thirty (30) days after the date of filing or service, unless the same are being disputed or contested in good faith by appropriate proceedings diligently conducted;

(e)            the occurrence of any condition or situation which, in the sole determination of Administrative Agent, constitutes a danger to or impairment of such Borrowing Base Property or the Lien granted to Administrative Agent with respect to such Borrowing Base Property, if such condition or situation is not remedied within ten (10) Business Days after written notice to Borrower thereof; or

(f)            such Borrowing Base Property no longer meets the requirements set forth in clauses (a), (b), (c), (d), (e), (f) or (i) of the definition of “Eligible Property” (except to the extent specifically approved by Administrative Agent and the Required Lenders in writing at the time such Property became a Borrowing Base Property).

After the occurrence of any Exclusion Event, Administrative Agent shall have the right in its sole discretion at any time and from time to time to notify Borrower (the “Exclusion Notice”) that, effective ten (10) Business Days after the giving of such notice and for so long as such circumstance exists, such Real Property shall no longer be considered a Borrowing Base Property for purposes of determining the Maximum Availability. A Borrowing Base Property which has been subject to an Exclusion Event may be removed as a Borrowing Base Property by Borrower; provided that such release shall be subject to the conditions for release set forth in Section 4.08, other than clause (d) thereof.

If Administrative Agent delivers an Exclusion Notice and such Exclusion Event no longer exists, then Borrower may give Administrative Agent written notice thereof (together with reasonably detailed evidence of the cure of such condition) and such Borrowing Base Property shall, effective with the delivery by Borrower of the next Borrowing Base Report, be considered a Borrowing Base Property for purposes of calculating the Maximum Availability as long as such Borrowing Base Property otherwise meets all the requirements to be a Borrowing Base Property set forth in this Article IV. Any Real Property that is removed as a Borrowing Base Property pursuant to this Section 4.09 may subsequently be reinstated as a Borrowing Base Property, even if an Exclusion Event exists, upon such terms and conditions as Administrative Agent and the Required Lenders may approve.

4.10            Guaranties and Pledge Agreements.

(a)            Pursuant to the Guaranty, each Subsidiary Guarantor shall unconditionally guarantee in favor of Administrative Agent for the benefit of the Lenders the full payment and performance of the Obligations;

(b)            Upon the inclusion of a Real Property as a Borrowing Base Property, or acquisition or formation of a new Subsidiary that constitutes a Subsidiary Guarantor, as applicable, Borrower shall at Borrower’s expense:

(i)             cause the applicable Subsidiary Guarantor, to duly execute and deliver to Administrative Agent a Guaranty substantially in the form of Exhibit G-1 or guaranty supplement, in form and substance satisfactory to Administrative Agent, guaranteeing the full payment and performance of the Obligations,

(ii)            if such entity is a Subsidiary Guarantor Owner and/or Subsidiary Guarantor Operating Lessee, furnish to Administrative Agent the Property Information required pursuant to Section 4.03,

(iii)            if such entity owns a direct or indirect Equity Interest in a Subsidiary Guarantor Owner and/or Subsidiary Guarantor Operating Lessee, duly execute and deliver to Administrative Agent supplements to the Pledge Agreement and other pledge agreements, as specified by and in form and substance satisfactory to Administrative Agent, and

(iv)           deliver to Administrative Agent, upon the request of Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to Administrative Agent and the other Secured Parties, of counsel for Loan Parties acceptable to Administrative Agent as to the matters contained in clauses (i) – (iii) above, as applicable, and as to such other matters as Administrative Agent may reasonably request.

(c)            At any time upon request of Administrative Agent, Borrower shall promptly execute and deliver any and all further instruments and documents and take all such other action as Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, supplements to the Guaranty and Pledge Agreement, and other guaranty and pledge agreements, consistent with the terms and conditions of the Loan Documents.

4.11            Documentation Required with Respect to Borrowing Base Properties. Borrower shall deliver, or shall cause the applicable Subsidiary Guarantor to deliver, each of the following with respect to each Real Property to become a Borrowing Base Property, each in form and substance acceptable to Administrative Agent (the “Borrowing Base Deliverables”):

(a)            a recent Property Condition Report;

(b)            an original ALTA (or other form, in form and substance acceptable to Administrative Agent) surveys of such Real Property and improvements thereon, together with a surveyor’s certificate, as is satisfactory to Administrative Agent and the Title Company;

(c)            a flood insurance policy in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law and the Flood Disaster Protection Act of 1973, or evidence satisfactory to Administrative Agent that such Real Property is not located in a flood hazard area;

(d)            a pro forma Title Insurance Policy in the amounts set forth in the definition of Title Insurance Policies or a commitment to issue such Title Insurance Policy from the Title Company (Borrower and Borrower’s counsel shall not have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the Title Insurance Policy);

(e)            recent Phase I (or, if applicable, Phase II) environmental report with respect to each such Real Property showing no violation of applicable Law which have not been properly addressed through a duly approved and completed remediation and otherwise showing conditions which are reasonably acceptable to Administrative Agent;

(f)             evidence satisfactory to Administrative Agent that no portion of such Real Property is located within “wetlands” under any applicable Law (unless all necessary approvals and permits have been obtained and remain in full force and effect) and such Real Property does not contain any area designated as a hazardous waste site by any Governmental Authority, that such Real Property does not contain any Hazardous Material (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Real Property, in each case in commercially reasonable quantities and used and stored in compliance with all Environmental Laws), and that neither such Real Property nor any use or activity thereon violates or is or could be subject to any response, remediation, clean up, or other obligation under any Environmental Law pertaining to health or the environment including an Environmental Assessment of such real Property, made within thirty (30) days prior to the date such Real Property becomes a Borrowing Base Property, showing that such Real Property is in compliance with Environmental Requirements, and such additional evidence as may be required by Administrative Agent (all reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Administrative Agent);

(g)            evidence that all applicable zoning ordinances, restrictive covenants, and Laws affecting such Real Property (i) permit the use for which such Real Property is intended and (ii) have been or will be complied with without the existence of any variance, non-complying use, nonconforming use (other than a legally non-conforming use) or other special exception or if a variance, permit or special exception is required, such has been obtained and remains in full force and effect;

(h)            an Acceptable Appraisal of such Real Property;

(i)             (i) true and correct copies of any Management Agreements; (ii) Manager Subordination Agreements, with respect to each Management Agreement, in form and content satisfactory to Administrative Agent; and (iii) evidence of the applicable Loan Party’s compliance with each Management Agreement;

(j)             (i) true and correct copies of any Operating Lease; (ii) Operating Lease Subordination Agreements, with respect to each Operating Lease, in form and content satisfactory to Administrative Agent; and (iii) evidence of the applicable Subsidiary Guarantor Owner and Subsidiary Guarantor Operating Lessee’s compliance with each Operating Lease;

(k)            if applicable, (i) true and correct copies of any franchise agreements; (ii) comfort letters executed by any franchisors with respect to each franchise agreement, in form and content satisfactory to Administrative Agent; and (iii) evidence of the applicable Loan Party’s compliance with each franchise agreement;

(l)             if such Real Property is held pursuant to an Acceptable Ground Lease, true and correct copies of such Acceptable Ground Lease and any Guarantees thereof;

(m)            copies of all permits, licenses, and certificates of occupancy relating to such Real Property;

(n)            UCC, tax, judgment, and litigation searches related to the applicable Mortgagor and the direct and indirect owners of the Equity Interests of the applicable Mortgagor;

(o)            a favorable opinion of counsel in the jurisdictions in which such Real Property is located, addressed to Administrative Agent, L/C Issuer, and each Lender, as to such matters concerning the applicable Mortgagor and the Loan Documents as Administrative Agent may reasonably request;

(p)            a Borrowing Base Report setting forth in reasonable detail the calculations required to establish the amount of the Maximum Availability (subject to the receipt of an Approved Appraisal) with such Real Property included in such calculation as a Borrowing Base Property;

(q)            upon request of Administrative Agent, a PML report for such Real Property (it being understood a PML report is required for any Real Property located in Seismic Zone 3 or Seismic Zone 4);

(r)             (i) true and correct copies of each Material Lease and any Guarantees thereof; (ii) estoppel certificates and subordination and attornment agreements (including nondisturbance agreements if and to the extent agreed by Administrative Agent in its discretion), with respect to each Material Lease, in form and content satisfactory to Administrative Agent, from the tenants and subtenants as Administrative Agent may require; and (iii) evidence of Borrower’s or the applicable Loan Party’s compliance with each Material Lease;

(s)             (i) evidence that immediately prior to the Closing Date or date such Real Property becomes a Borrowing Base Property, as applicable, and as of the time the Mortgages will be filed for record: (A) no contract, or memorandum thereof, for construction, design, surveying, or any other service relating to such Real Property has been filed for record in the county where such Real Property is located; and (B) no contractor’s, supplier’s, mechanic’s or materialman’s Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Real Property has been filed for record in the county where such Real Property is located or in any other public record which by Law provides notice of claims or encumbrances regarding such Real Property; (ii) a certificate or certificates of a reporting service reasonably acceptable to Administrative Agent, reflecting the results of searches made not earlier than forty-five (45) days prior to the date such Real Property becomes a Borrowing Base Property, (A) of the central and local Uniform Commercial Code records, showing no filings against any of the Collateral or against Borrower or the applicable Loan Party related to the Real Property otherwise, except for Permitted Encumbrances or as otherwise consented to by Administrative Agent; and (B) if required by Administrative Agent, of the appropriate judgment and tax Lien records, showing no outstanding judgment or tax Lien against Borrower or the applicable Loan Party;

(t)             any historical financial information or projections with respect to such Real Property as Administrative Agent may request or require;

(u)            evidence that such Real Property complies with all insurance requirements set forth in Section 6.10;

(v)            executed, acknowledged, and/or sworn to as required counterparts of the Mortgages, which shall have been delivered to the Title Company and released for recordation in the official records of the city or county in which such Eligible Property is located, and UCC-1 financing statements which shall have been furnished for filing in all filing offices that Administrative Agent may require;

(w)           such other assurances, certificates, documents, consents, or opinions as Administrative Agent reasonably may require.

V.            Conditions Precedent To Credit Extensions.

5.01            Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent either prior to or substantially contemporaneously with such initial Credit Extension:

(a)            Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i)             an executed Borrower Detail Form at least three (3) Business Days prior to the Closing Date;

(ii)            executed counterparts of this Agreement sufficient in number for distribution to Administrative Agent, each Lender, and Borrower;

(iii)           executed counterparts of the Guaranty made by Subsidiary Guarantors substantially in the form of Exhibit G-1, in each case sufficient in number for distribution to Administrative Agent, each Lender, and Borrower;

(iv)           executed counterparts of the Guaranty made by Borrower substantially in the form of Exhibit G-2, in each case sufficient in number for distribution to Administrative Agent, each Lender, and Borrower;

(v)            a Note executed by Borrower in favor of each Lender requesting a Note;

(vi)           an Environmental Indemnity Agreement executed by Mortgagors, Borrower and Parent;

(vii)          a pledge agreement duly executed by Borrower, pledging Borrower’s direct and indirect Equity Interests in each Subsidiary Guarantor Owner and Subsidiary Guarantor Operating Lessee, in substantially the form of Exhibit H (together with each other pledge agreement and supplement delivered pursuant to Section 4.10(b)(iii), in each case as amended, the “Pledge Agreement”), together with:

(A)            the certificates, if any, representing the Pledged Equity referred to therein that is represented by a certificate (within the meaning of Section 8-102(4) of the UCC) accompanied by undated stock powers executed in blank and the Pledged Debt Instruments indorsed in blank,

(B)            proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents, covering the Collateral described in the Collateral Documents,

(C)            completed requests for information, dated on or before the date of the initial Credit Extension, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements, and

(D)            evidence of the completion of all other actions, recordings and filings of or with respect to the Collateral Documents that Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(viii)        the Deposit Account Control Agreements duly executed by the appropriate parties;

(ix)           evidence that all other actions, recordings, and filings that Administrative Agent may deem necessary or desirable in order to create a perfected first-priority Lien (subject to Liens permitted by Section 8.01) in the Collateral has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(x)            to the extent requested by Administrative Agent, lien searches in the name of each Loan Party, and any other name(s) as Administrative Agent may deem appropriate in such Loan Party’s jurisdiction of formation and each state or jurisdiction where such Loan Party maintains an office or has Property, showing no financing statements or other Lien instruments of record except for Liens created or permitted by the Loan Documents or Liens being released on the Closing Date;

(xi)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(xii)          such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xiii)         favorable opinions of counsel to the Loan Parties, addressed to Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as Required Lenders may reasonably request;

(xiv)         a favorable opinion of O’Neill & Borges LLC, Puerto Rican counsel to BHR Dorado LLC and BHR TRS Dorado, LLC, addressed to Administrative Agent and each Lender, as to such matters concerning Dorado LLC and BHR TRS Dorado, LLC and the Loan Documents as Required Lenders may reasonably request;

(xv)          a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xvi)         a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 5.01(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xvii)        a duly completed Borrowing Base Report and Compliance Certificate prepared on a pro forma basis after giving effect to any funding of the Loans on the Closing Date as of the last day of the fiscal quarter of Borrower ended on March 31, 2023, signed by a Responsible Officer of Borrower;

(xviii)       the Borrowing Base Deliverables required pursuant to Section 4.11 with respect to each of the Initial Borrowing Base Properties;

(xix)         evidence that the Existing Credit Agreements have been or concurrently with the Closing Date are being terminated and all Liens securing obligations under the Existing Credit Agreements have been or concurrently with the Closing Date are being released;

(xx)          evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(xxi)          such other assurances, certificates, documents, consents or opinions as Administrative Agent, the L/C Issuer, or Required Lenders reasonably may require.

(b)            (i) Upon the reasonable request of any Lender made at least seven (7) days prior to the Closing Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least five (5) days prior to the Closing Date and (ii) at least five (5) days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(c)            (i) All fees required to be paid to Administrative Agent and Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(d)            Administrative Agent and each Lender shall have received all documentation and other information that Administrative Agent and such Lender require in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (as hereafter defined).

(e)            Unless waived by Administrative Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02            Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Rate Loans) is subject to the following conditions precedent:

(a)            The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of such earlier date, and except for changes in factual circumstances not prohibited under the Loan Documents, and except that for purposes of this Section 5.02, the representations and warranties contained in Sections 6.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and (b), respectively.

(b)            No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)            Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)            After giving effect to such proposed Credit Extension, the Total Outstandings do not exceed the Maximum Availability.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

VI.            Representations and Warranties. Each of Parent and Borrower represents and warrants to Administrative Agent and the Lenders that:

6.01            Existence, Qualification and Power. Each Consolidated Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02            Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Contract or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03            Governmental Authorization; Other Consents. Other than such approvals or consents that have already been obtained, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

6.04            Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to Debtor Relief Laws and principles of equity, whether applied in a court of law or equity.

6.05            Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)            The unaudited consolidated balance sheet of the Consolidated Parties dated March 31, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06            Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Parent and Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Consolidated Party, of the matters described in Schedule 6.06.

6.07            No Default. No Consolidated Party is in default under or with respect to any Material Contract. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08            Ownership of Real Property; Liens. Each Consolidated Party has good record and marketable title fee simple to, or valid leasehold interests in, its respective Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each applicable Loan Party has lawful, good, marketable and insurable fee simple title to (or, in the case of Acceptable Ground Leases and Operating Leases, a valid leasehold) to the Borrowing Base Property owned by such Loan Party, free and clear of all Liens, charges, claims, security interests, and encumbrances whatsoever except the Permitted Encumbrances. All of the Pledged Equity has been validly issued, is fully paid and nonassessable and is owned by the applicable pledgors free and clear of all Liens (other than Permitted Encumbrances).None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely impairs the use or operation of the Real Property or materially impairs Borrower’s ability to pay its obligations in a timely manner.

6.09            Environmental Compliance.

(a)            The Consolidated Parties conducted in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Parent and Borrower have reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            After due inquiry and investigation in accordance with good commercial or customary practices to determine whether contamination is present on any Borrowing Base Property or elsewhere in connection with any activity on such Borrowing Base Property, without regard to whether Administrative Agent or any Lender has or hereafter obtains any knowledge or report of the environmental condition of such Borrowing Base Property, except as may be indicated in the environmental assessment reports delivered to Administrative Agent in connection with its due diligence investigations in connection with this Agreement (the “Environmental Reports”): (i) during the period of any Loan Party’s ownership of each of the Borrowing Base Properties, such Borrowing Base Property has not been used for landfill, dumping, or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling, or disposal of any Hazardous Material (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Real Property, in each case in commercially reasonable quantities and used and stored in compliance with all Environmental Laws), for underground or aboveground storage tanks, or for any other use that could reasonably be expected to cause a Material Property Event, and to each Loan Party’s knowledge, no such use on any adjacent property occurred at any time prior to the date hereof which could reasonably be expected to cause a Material Property Event; (ii) to the best of each Loan Party’s knowledge, except as otherwise disclosed to Administrative Agent in writing, there is no Hazardous Material (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Real Property, in each case in commercially reasonable quantities and used and stored in compliance with all Environmental Laws), storage tank (or similar vessel) whether underground or otherwise, sump or well currently on any Borrowing Base Property which could reasonably be expected to cause a Material Property Event; (iii) no Loan Party has received any notice of, or has any knowledge of, any Environmental Claim or any completed, pending, proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on any Borrowing Base Property or any adjacent property or concerning whether any condition, use or activity on any Borrowing Base Property or any adjacent property is in violation of any Environmental Requirement; (iv) the present conditions, uses, and activities on each Borrowing Base Property do not violate any Environmental Requirement and the use of any Borrowing Base Property which any Loan Party (and each tenant and subtenant) makes and intends to make of any Borrowing Base Property complies and will comply with all applicable Environmental Requirements; (v) no Borrowing Base Property appears on the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state, or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Real Property, in each case in commercially reasonable quantities and used and stored in compliance with all Environmental Laws); (vi) no Loan Party has ever applied for and been denied environmental impairment liability insurance coverage relating to any Borrowing Base Property; and (vii) no Loan Party has, nor, to any Loan Party’s knowledge, have any tenants or subtenants, obtained any permit or authorization to construct, occupy, operate, use, or conduct any activity on any Borrowing Base Property by reason of any Environmental Requirement.

6.10            Insurance. The properties of the Consolidated Parties are insured with financially sound and reputable insurance companies not Affiliates of any Consolidated Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Consolidated Party operates. The Borrowing Base Properties are insured as required pursuant to this Agreement and the Mortgages.

6.11            Taxes. The Consolidated Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being disputed or contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Consolidated Party that would, if made, have a Material Adverse Effect. No Consolidated Party is party to any tax sharing agreement.

6.12            ERISA Compliance.

(a)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of Parent and Borrower, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status. Parent, Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)            There are no pending or, to the best knowledge of Parent and Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            (i) No ERISA Event has occurred and neither Parent, nor Borrower nor any ERISA Affiliate is aware of any fact, event, or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) Parent, Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher, and neither Parent, nor Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither Parent, nor Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither Parent, nor Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            Neither Parent, nor Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

6.13            Subsidiaries and Unconsolidated Affiliates; Equity Interests; Loan Parties. No Loan Party has any Subsidiaries or Unconsolidated Affiliates other than those specifically disclosed in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries and Unconsolidated Affiliates have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary) in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens (other than Permitted Encumbrances). Borrower has no direct or indirect equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 6.13

6.14            Margin Regulations; Investment Company Act.

(a)            No Loan Party is engaged and will not engage, principally or as one (1) of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

(b)            None of Borrower, any Person Controlling Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15            Disclosure.

(a)            Parent and Borrower have disclosed to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries, Unconsolidated Affiliates, or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Parent and Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)            As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

6.16            Compliance with Laws. Each Consolidated Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being disputed or contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17            Taxpayer Identification Number. Each of Borrower’s and Parent’s true and correct U.S. taxpayer identification number is set forth on Schedule 12.02.

6.18            Representations Concerning Material Leases. A true and correct copy of each Material Lease, and each Guarantee thereof (if any), affecting any part of the Borrowing Base Properties has been delivered to Administrative Agent and no such Material Lease or Guarantee contains any option to purchase all or any portion of any Borrowing Base Property or any interest therein or contains any right of first refusal relating to any sale of any Borrowing Base Property or any portion thereof or interest therein.

6.19            Ground Lease Representations.

(a)            The Loan Parties have delivered true and correct copies of each Acceptable Ground Lease as required by Section 4.11(r).

(b)            Each Acceptable Ground Lease is in full force and effect. The regular term of each Acceptable Ground Lease has commenced, is in effect, and is scheduled to expire as described in such Acceptable Ground Lease. There are no options to extend any Acceptable Ground Lease except as described in such Acceptable Ground Lease. Except as expressly set forth in any applicable Acceptable Ground Lease, there are no rights to terminate any Acceptable Ground Lease other than the right of the landlord thereunder to terminate by reason of default or condemnation as set forth in such Acceptable Ground Lease. Except as expressly set forth in any Acceptable Ground Lease, neither Borrower nor the applicable Operating Lessee has any right to purchase any interest in any of the Real Property covered by such Acceptable Ground Lease.

(c)            To each Loan Party’s knowledge, (i) there are no defaults or terminating events under any Acceptable Ground Lease by any Loan Party or any ground lessor thereunder, and (ii) no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event under any Acceptable Ground Lease except for such defaults or terminating events specifically disclosed to Administrative Agent in writing.

(d)            All rents, additional rents, and other sums due and payable under each Acceptable Ground Lease have been paid in full.

(e)            No Loan Party nor the ground lessor under any Acceptable Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Acceptable Ground Lease.

(f)            Each Acceptable Ground Lease or a memorandum thereof has been duly recorded. Each Acceptable Ground Lease permits the interest of the applicable Loan Party to be encumbered by the Collateral Documents or the necessary approval has been obtained from the applicable ground lessor to permit such encumbrance.

(g)            Each Loan Party’s interest in each Acceptable Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the related Mortgage other than the ground lessor’s related fee interest and Liens for taxes not yet due and payable and as otherwise set forth in the applicable Title Insurance Policy.

(h)            Each Loan Party’s interest in each Acceptable Ground Lease is assignable to Administrative Agent upon notice to, but without the consent of, the ground lessor thereunder (or, if any such consent is required, then such consent has been obtained prior to the date hereof). No Loan Party has assigned, transferred, or encumbered its interest in, to, or under any Acceptable Ground Lease, except in favor of Administrative Agent pursuant to a Mortgage and the other Loan Documents.

6.20            Solvency. Each Loan Party is, individually and together with its Subsidiaries and Unconsolidated Affiliates on a consolidated basis, Solvent.

6.21            Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries or Unconsolidated Affiliates are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.22            OFAC. Neither Parent, nor Borrower, nor any of their respective Subsidiaries or Unconsolidated Affiliates, nor, to the knowledge of Parent, Borrower and their respective Subsidiaries and Unconsolidated Affiliates, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. Borrower and its Subsidiaries have conducted their business in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

6.23            Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except as contemplated hereby and by the Collateral Documents, no filings or other action will be necessary to perfect or protect such Liens. The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority Lien on the Borrowing Base Properties, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms hereof, in each case subject only to Permitted Encumbrances. Administrative Agent and Lenders acknowledge and agree that the Advisory Agreement and the Master REIT Agreements (a) are not Collateral or intended to be Collateral under the Loan, and (b) are not subordinate and are not intended to be subordinate to the Loan or the Obligations.

6.24            Nature of Business. The Consolidated Parties are engaged in the business of acquiring, financing, owning, and operating hotel and resort properties, together with other business activities incidental thereto, including residential, fractional interest and/or condominium development at or adjacent to resort properties.

6.25            Management Agreements. Each Management Agreement is in full force and effect and there is no default thereunder by any party thereto, and no event has occurred that, with the passage of time and/or the giving of notice would constitute an event of default thereunder. No management fees under the Management Agreements are accrued and unpaid. Borrower has delivered to Administrative Agent a true and complete copy of the Management Agreements.

6.26            Anti-Corruption Laws. Parent, Borrower and their respective Subsidiaries and Unconsolidated Affiliates have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.27            Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

6.28            Covered Entity. No Loan Party is a Covered Entity.

6.29            Borrowing Base Properties.

(a)            Each Real Property identified by Borrower as a Borrowing Base Property in the most-recent Borrowing Base Report delivered to Administrative Agent hereunder meets the requirements set forth in clauses (a), (b), (c), (d), (e), (f) or (i) of the definition of “Eligible Property” (except to the extent approved by Administrative Agent and the Required Lenders in writing at the time such Property became a Borrowing Base Property) and no Exclusion Event has occurred and is continuing with respect to any such Real Property.

(b)            Except as set forth in the Property Condition Report for such Borrowing Base Property, each Borrowing Base Property complies in all material respects (without duplication of any materiality qualifiers set forth therein) with all Laws, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property.

(c)            Except as set forth in the Property Condition Report for such Borrowing Base Property, the Improvements (as defined in the Mortgage with respect to such Borrowing Base Property) comply in all material respects (without duplication of any materiality qualifiers set forth therein) with all Laws regarding access and facilities for handicapped or disabled persons.

(d)            No Borrowing Base Property is the subject of any pending or, to any Loan Party’s knowledge, threatened Condemnation or adverse zoning proceeding.

(e)            No Loan Party has directly or indirectly conveyed, assigned, or otherwise disposed of, or transferred (or agreed to do so) any development rights, air rights, or other similar rights, privileges, or attributes with respect to any Borrowing Base Properties, including those arising under any zoning or property use ordinance or other Law.

(f)            All utility services necessary for the use of the Borrowing Base Properties and the Improvements and the operation thereof for their intended purpose are available at the Borrowing Base Property.

(g)            No Borrowing Base Property is part of a larger tract of Property owned by any Loan Party or otherwise included under any unity of title or similar covenant with other Property not owned by a Loan Party and each Borrowing Base Property constitutes a separate tax lot or lots with a separate tax assessment or assessments for such Borrowing Base Property and the Improvements thereon, independent of those for any other Property or improvements.

(h)            Each Borrowing Base Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects. Except as set forth in the Property Condition Reports, there exists no structural or other material defects or damages in any Borrowing Base Property, as a result of a Casualty or otherwise. No Loan Party has received any written notice from any insurance company or bonding company of any material defects or inadequacies in any Borrowing Base Property which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(i)             The current and anticipated use of the Borrowing Base Properties complies in all material respects with all applicable zoning ordinances, regulations, and restrictive covenants affecting the Borrowing Base Properties without the existence of any variance, non-complying use, nonconforming use (other than a legally non-conforming use previously disclosed to Administrative Agent in writing) or other special exception or if a variance, permit or special exception is required, such has been obtained and remains in full force and effect, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Law or regulation exists with respect thereto.

6.30            Anti-Corruption Laws. Parent, Borrower and their respective Subsidiaries and Unconsolidated Affiliates have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.31            Franchise Agreements. With respect to each Borrowing Base Property that is subject to a Franchise Agreement, each such Franchise Agreement is in full force and effect and there is no default thereunder by the applicable Loan Party, or, to such Loan Party’s knowledge, any other party thereto and, to such Loan Party’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder or entitle the applicable Franchisor to terminate such Franchise Agreement. A true, complete and correct copy of each Franchise Agreement has been delivered to Administrative Agent, and, except to the extent provided to Administrative Agent, no Franchise Agreement has been amended, modified, supplemented, terminated or cancelled. All franchise fees, reservation fees, royalties, marketing fees and other sums due and payable under each Franchise Agreement have been paid in full or are current.

VII.            Affirmative Covenants. So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Parent and Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 7.12, 7.13, 7.14, 7.15, 7.16, 7.18, 7.19, 7.21 and 7.22) cause each Consolidated Party to:

7.01            Financial Statements. Deliver to Administrative Agent (who will deliver same to each Lender), in form and detail satisfactory to Administrative Agent:

(a)            as soon as available, but in any event within 90 days after the end of each fiscal year of Parent (or, if earlier, 15 days from the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 31, 2023), a consolidated balance sheet of the Consolidated Parties as of the end of such fiscal year, the related consolidated statements of income or operations of Parent for such fiscal year, and the related consolidated statements of changes in shareholders’ equity and cash flows of Parent for such fiscal year, setting forth in each case in comparative form, as applicable, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)            as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended September 30, 2023), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, the related consolidated statements of income or operations for such quarter and for the portion of Parent’s fiscal year then ended, and the related statements of changes in shareholders’ equity and cash flows of Parent for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), Parent and Borrower shall not be separately required to furnish such information under Section 7.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of Parent and Borrower to furnish the information and materials described in Sections 7.01(a) and (b) above at the times specified therein.

7.02            Certificates; Other Information. Deliver to Administrative Agent (who will deliver same to each Lender), in form and detail satisfactory to Administrative Agent:

(a)            concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Parent (which delivery may, unless Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), provided, however, that notwithstanding the fact that a particular financial covenant is not required to be tested in a particular period pursuant to the terms of Section 8.12, Borrower shall include such calculations in the Compliance Certificates pursuant to this Section 7.02(a) during any such period for informational purposes only, as if such calculation was required for such period;

(b)            concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Borrowing Base Report signed by the chief executive officer, chief financial officer, treasurer or controller of Parent (which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;

(c)            promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d)            promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to Administrative Agent pursuant hereto;

(e)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(f)            as soon as available, and after any request by Administrative Agent or any Lender within thirty (30) days after the end of each fiscal year of Parent, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as Administrative Agent, or any Lender through Administrative Agent, may reasonably specify;

(g)            promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary;

(h)            not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as Administrative Agent may reasonably request;

(i)            promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(j)            promptly following any request therefor, provide information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation;

(k)            promptly upon reasonable request by Administrative Agent, information concerning the Borrowing Base Properties including, without limitation, operating statements, capital expenditure budgets, copies of environmental assessments, and copies of property inspection reports; and

(l)            promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or Borrower posts such documents, or provides a link thereto on Parent’s or Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on Parent’s or Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent). Notwithstanding anything contained herein, in every instance Parent and Borrower shall be required to provide paper or emailed copies of the Compliance Certificates required by Section 7.02(a) to Administrative Agent. Except for such Compliance Certificate, Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent and Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Parent and Borrower hereby acknowledge that (a) Administrative Agent and/or Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of Parent or Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, SyndTrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent, Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent and Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent and Borrower shall be deemed to have authorized Administrative Agent, Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent, Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.03            Notices. Promptly notify Administrative Agent:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including as a result of (i) any breach or non-performance of, or any default under, a Material Contract of a Consolidated Party; (ii) any dispute, litigation, investigation, proceeding or suspension between a Consolidated Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting a Consolidated Party, including pursuant to any applicable Environmental Laws;

(c)            of the occurrence of any ERISA Event;

(d)            of any material uninsured litigation, arbitration or governmental investigation or proceeding instituted or threatened against a Borrowing Base Property, and any material development therein;

(e)            of any actual or threatened Condemnation of a material portion of a Borrowing Base Property, any negotiations with respect to any such taking, or any loss of or substantial damage to any Borrowing Base Property;

(f)             of any notice received by any Loan Party with respect to the cancellation, material alteration or non-renewal of any insurance coverage maintained with respect to any Borrowing Base Property;

(g)            of any required material permit, license, certificate or approval with respect to any Borrowing Base Property lapses or ceases to be in full force except to the extent not reasonably expected to be a Material Property Event, or written notice from any Governmental Authority that any Borrowing Base Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Law;

(h)            of any labor controversy pending or threatened against any Consolidated Party or any contractor performing work on a Borrowing Base Property that is reasonably likely to cause a Material Property Event, and any material development in any such labor controversy; and

(i)             of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary, including any determination by Parent or Borrower referred to in Section 2.09(b).

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of Parent and Borrower setting forth details of the occurrence referred to therein and stating what action Parent and Borrower have taken and propose to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04            Payment of Obligations. Pay and discharge (or bond or insure against) as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being disputed or contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Consolidated Party; and (b) all lawful claims of materialmen and mechanics, for labor, materials and supplies which, if unpaid, would by Law become a Lien upon its property, unless the same are being disputed or contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Consolidated Party.

7.05            Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06            Maintenance of Borrowing Base Properties. Keep the Borrowing Base Properties in good order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Borrowing Base Properties to be misused, abused or wasted or to deteriorate (ordinary wear and tear excepted). Notwithstanding the foregoing, no Loan Party shall, without the prior written consent of Administrative Agent: (a) remove from a Borrowing Base Property any fixtures or personal property except such as is replaced by an article of equal suitability and value or in the event such fixtures or personal property are obsolete, if applicable, replaced by an article of suitable replacement, in each case, owned by such Borrowing Base Property, free and clear of any Lien or security interest (other than Permitted Encumbrances); or (b) make any structural alteration to a Borrowing Base Property or any other alteration thereto which materially impairs the value thereof.

7.07            Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Parent or Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (and including deductibles and exclusions) as are customarily carried under similar circumstances by such other Persons; provided with respect to the Borrowing Base Properties, Parent and Borrower shall:

(a)            Obtain and maintain, at Borrower’s or the applicable Consolidated Party’s sole expense: (i) property insurance with respect to all insurable property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in special form (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as Administrative Agent may require, in an amount not less than the outstanding balance of the Loan, including, if necessary, the cost of debris removal, without deduction for depreciation; (ii) if and to the extent any portion of any Borrowing Base Property is under the Flood Disaster Protection Act of 1973 (for purposes of this Section, “FDPA”), as it may be amended from time to time, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law and the FDPA, as such requirements may from time to time be in effect; (iii) general liability insurance, on an “occurrence” basis against claims for “personal injury” liability, including bodily injury, death, or property damage liability, for the benefit of the Loan Parties and Administrative Agent for the benefit of Lenders as additional insured; (iv) statutory workers’ compensation insurance with respect to any work on or about any of the Borrowing Base Properties (including employer’s liability insurance, if required by Administrative Agent), covering all employees and contractors of each Loan Party; and such other insurance on the Borrowing Base Properties and endorsements as may from time to time be required by Administrative Agent (including but not limited to soft cost coverage, automobile liability insurance, business interruption insurance, or delayed rental insurance, boiler and machinery insurance, earthquake insurance, wind insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and Improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms satisfactory to Administrative Agent. All insurance companies providing insurance required pursuant to this Agreement or any other Loan Document must be licensed to do business in the state or jurisdiction in which the Borrowing Base Property is located and must have an A. M. Best Company financial and performance ratings of A-:IX or better. All insurance policies maintained, or caused to be maintained, with respect to the Borrowing Base Properties, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by Administrative Agent or any Lender and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of hazard, liability, or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or is the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in Administrative Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, each Loan Party shall in each instance promptly upon its discovery thereof or upon the request of Administrative Agent therefor, promptly obtain and deliver to Administrative Agent a like policy (or, if and to the extent permitted by Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be.

(b)            Cause all certificates of insurance of each initial insurance policy with respect to each Real Property to be delivered to Administrative Agent on or prior to the date such Real Property becomes a Borrowing Base Property, with all premiums fully paid current, and each renewal or substitute policy (or evidence of insurance) shall be delivered to Administrative Agent, with all premiums fully paid current, at least ten (10) days before the termination of the policy it renews or replaces. Nothing herein shall prohibit the ability to finance insurance premiums to the extent such Indebtedness is otherwise permitted hereunder.

(c)            Pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Administrative Agent evidence satisfactory to Administrative Agent of the timely payment thereof. If any loss occurs at any time when the Loan Parties have failed to perform the Loan Parties’ covenants and agreements in this Section 7.07 with respect to any insurance payable because of loss sustained to any part of any Borrowing Base Property or otherwise, whether or not such insurance is required by Administrative Agent and the Lenders, Administrative Agent and the Lenders shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for a Loan Party, to the same extent as if it had been made payable to Administrative Agent for the benefit of Lenders.

(d)            Cause all insurance policies provided for or contemplated by this Section 7.07 with respect to the Borrowing Base Properties to name the applicable Subsidiary Guarantor as the insured and Administrative Agent as the additional insured or loss payee, as its interests may appear, in form and substance satisfactory to Administrative Agent, providing that any loss above $10,000,000 thereunder shall be payable directly to Administrative Agent; provided that in the event that a Borrowing Base Property is part of a condominium association, proceeds shall be distributed in accordance with the requirements of the declaration and/or bylaws governing such association.

(e)            In addition, such insurance policies shall provide for at least thirty (30) days’ prior written notice to Administrative Agent of cancellation of such policy.

(f)            Any and all insurance required hereunder may be covered by blanket policies.

7.08            Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being disputed or contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09            Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Parent, Borrower or such Subsidiary , as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Parent, Borrower or such Subsidiary, as the case may be.

7.10            Inspection Rights. Permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect and photograph any of its properties (including any Borrowing Base Property), to examine its corporate, financial and operating records, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Parent and Borrower, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Consolidated Party; provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Parent and Borrower at any time during normal business hours and without advance notice. Any inspection or audit of the Borrowing Base Properties or the books and records, including recorded data of any kind or nature, regardless of the medium of recording including, without limitation, software, writings, plans, specifications and schematics of Borrower or the applicable Loan Party, or the procuring of documents and financial and other information, by Administrative Agent on behalf of itself or on behalf of Lenders shall be for Administrative Agent's and Lender’s protection only, and shall not constitute any assumption of responsibility to Borrower or anyone else with regard to the condition, construction, maintenance or operation of the Borrowing Base Properties nor Administrative Agent’s approval of any certification given to Administrative Agent nor relieve Borrower or any other Loan Party of Borrower’s or any other Loan Party’s obligations.

7.11            Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, capital expenditures and other general corporate purposes (including, without limitation, property acquisitions and retiring or refinancing existing debt) not in contravention of any Law or of any Loan Document.

7.12            Environmental Matters.

(a)            Violations; Notice to Administrative Agent.

(i)            Not cause, commit, permit, or allow to continue (A) any violation of any Environmental Requirement which could reasonably be expected to cause a Material Property Event: by any Loan Party or by any Person with respect to the Borrowing Base Properties or any use of or condition or activity on the Borrowing Base Properties, or (B) the attachment of any environmental Liens on the Borrowing Base Properties;

(ii)            Not place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Hazardous Material or storage tank (or similar vessel) on the Borrowing Base Properties (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Borrowing Base Property, in each case in commercially reasonable quantities and used and stored in compliance with all Environmental Laws); provided, however, that any Hazardous Material or storage tank (or similar vessel) disclosed in the Environmental Reports or otherwise permitted pursuant to any tenant Lease affecting any Borrowing Base Property shall be permitted on any Borrowing Base Property so long as such Hazardous Material or storage tank (or similar vessel) is maintained in compliance with all applicable Environmental Requirements;

(iii)            Keep the Borrowing Base Properties free of Hazardous Material to the extent that the failure to do so could reasonably be expected to cause a Material Property Event;

(iv)            Promptly deliver to Administrative Agent a copy of each report pertaining to any Borrowing Base Property or to any Loan Party prepared by or on behalf of such Loan Party pursuant to any Environmental Requirement; and

(v)            Immediately advise Administrative Agent in writing of any Environmental Claim or of the discovery of any Hazardous Material on any Borrowing Base Property, as soon as such Loan Party first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

(b)            Site Assessments and Information. If Administrative Agent shall ever have reason to believe that any Hazardous Material affects any Borrowing Base Property (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Real Property, in each case in commercially reasonable quantities and used and stored in compliance with all Environmental Laws), or if any Environmental Claim is made or threatened, or if an Event of Default shall have occurred and be continuing, or upon the occurrence of the Release Date (other than the event in clause (a) of the definition of Release Date), then if requested by Administrative Agent, at Borrower’s expense, deliver to Administrative Agent from time to time, in each case as soon as reasonably practicable after Administrative Agent’s request, an Environmental Assessment (hereinafter defined) made after the date of Administrative Agent’s request. As used in this Agreement, the term “Environmental Assessment” means a report (including all drafts thereof) of an environmental assessment of any or all Borrowing Base Properties and of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as Administrative Agent may request, by a consulting firm acceptable to Administrative Agent and made in accordance with Administrative Agent’s established guidelines. Each Loan Party shall cooperate with each consulting firm making any such Environmental Assessment and shall supply to the consulting firm, from time to time and promptly on request, all information available to the applicable Loan Party to facilitate the completion of the Environmental Assessment. If any Loan Party fails to furnish Administrative Agent within ten (10) days after Administrative Agent’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if any Loan Party fails to furnish to Administrative Agent such Environmental Assessment as soon as reasonably practicable after Administrative Agent’s request, Administrative Agent may cause any such Environmental Assessment to be made at Borrower’s expense and risk. Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments. Administrative Agent may disclose to interested parties any information Administrative Agent ever has about the environmental condition or compliance of the Borrowing Base Properties, but shall be under no duty to disclose any such information except as may be required by Law. Administrative Agent shall be under no duty to make any Environmental Assessment of the Borrowing Base Properties, and in no event shall any such Environmental Assessment by Administrative Agent be or give rise to a representation that any Hazardous Material is or is not present on the Borrowing Base Properties, or that there has been or shall be compliance with any Environmental Requirement, nor shall Borrower or any other Person be entitled to rely on any Environmental Assessment made by Administrative Agent or at Administrative Agent’s request. Neither Administrative Agent nor any Lender owes any duty of care to protect any Loan Party or any other Person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Borrowing Base Properties.

(c)            Remedial Actions. If any Hazardous Material (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Real Property, in each case in commercially reasonable quantities and used and stored in compliance with all Environmental Laws) is discovered on any Borrowing Base Property at any time and regardless of the cause, (i) promptly at the Loan Parties’ sole risk and expense remove, treat, and dispose of the Hazardous Material in compliance with all applicable Environmental Requirements and solely under the applicable Loan Party’s name (or if removal is prohibited by any Environmental Requirement, take whatever action is required by any Environmental Requirement), in addition to taking such other action as is necessary to have the full use and benefit of such Borrowing Base Property as contemplated by the Loan Documents, and provide Administrative Agent with satisfactory evidence thereof; and (ii) if requested by Administrative Agent, provide to Administrative Agent within fifteen (15) Business Days of Administrative Agent’s request a bond, letter of credit, or other financial assurance evidencing to Administrative Agent’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by the preceding clause (i) and to discharge any assessments or Liens established against such Borrowing Base Property as a result of the presence of the Hazardous Material on the Borrowing Base Property. As soon as is reasonably practicable after completion of such remedial actions, the applicable Loan Party shall obtain and deliver to Administrative Agent an Environmental Assessment of the applicable Borrowing Base Property made after such completion and confirming to Administrative Agent’s satisfaction that all required remedial action as stated above has been taken and successfully completed and that there is no evidence or suspicion of any contamination or risk of contamination on the applicable Borrowing Base Property or any adjacent property, or of violation of any Environmental Requirement, with respect to any such Hazardous Material. Administrative Agent on behalf of Lenders may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from any Borrowing Base Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if the Loan Parties fail to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the satisfaction of Administrative Agent (without limitation of the rights of Administrative Agent on behalf of Lenders to declare an Event of Default and to exercise all rights and remedies available by reason thereof); and Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.

7.13            Condemnation, Casualty and Restoration.

(a)            Give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of any Borrowing Base Property and deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent has the right (but not the obligation) to participate in any such proceedings and to be represented by counsel of its own choice, and the Loan Parties shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. The applicable Loan Party shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys, and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), the Loan Parties shall continue to pay the Obligations at the time and in the manner provided for in this Agreement and the Obligations shall not be reduced until any award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. All costs and expenses (including but not limited to attorney’s fees and costs) incurred by Administrative Agent in connection with any Condemnation shall be a demand obligation owing by Borrower (which Borrower hereby promises to pay) to Administrative Agent pursuant to this Agreement.

(b)            If any Borrowing Base Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), and either (i) the aggregate cost of repair of such damage or destruction shall be equal to or in excess of Ten Million Dollars ($10,000,000) (“Casualty Threshold Amount”) or (ii) such Casualty is reasonably likely to result in a Material Property Event, give prompt notice of such Casualty to Administrative Agent and in the case of clause (ii) above, such property shall be subject to exclusion as a Borrowing Base Property, at Administrative Agent’s discretion. To the extent such Real Property is not removed by Borrower as a Borrowing Base Property in accordance with Section 4.08, the applicable Loan Party shall pay or cause to be paid, all Restoration costs whether or not such costs are covered by insurance. Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by a Loan Party. If an Event of Default has occurred and is then continuing, the applicable Loan Party shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Administrative Agent.

(c)            Administrative Agent for the benefit of Lenders shall be entitled to receive all sums which may be awarded or become payable to a Loan Party for the Condemnation of a Borrowing Base Property, or any part thereof, and any Insurance Proceeds of a Casualty if such sums are in excess of the Casualty Threshold Amount, and the applicable Loan Party shall, upon request of Administrative Agent, promptly execute such additional assignments and other documents as may be necessary from time to time to permit such participation and to enable Administrative Agent to collect and receipt for any such sums. All such sums are hereby assigned to Administrative Agent for the benefit of Lenders, and shall, after deduction therefrom of all reasonable expenses actually incurred by Administrative Agent, including attorneys’ fees and costs, at Administrative Agent’s option be (i) released to the applicable Loan Party, or (ii) applied to the Restoration of the affected Borrowing Base Property, or (iii) if Borrower elects not to rebuild, applied to the payment of the Obligations. Any amounts below the Casualty Threshold Amount or not applied in accordance with clause (i), (ii), or (iii) of the foregoing sentence shall be remitted to the applicable Loan Party. In any event the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused. Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or to exercise diligence in the collection of any such sum or for failure to see to the proper application of any amount paid over to a Loan Party.

7.14            Operating Leases.

(a)            (i) perform and observe in all material respects all of the covenants required to be performed and observed by each Subsidiary Guarantor Owner and each Subsidiary Guarantor Operating Lessee, respectively, under the respective Operating Leases in accordance with the terms thereof and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Administrative Agent of any material default under any Operating Lease of which they become aware; (iii) promptly deliver to Administrative Agent a copy of any notice of default under any Operating Lease delivered to a Subsidiary Guarantor Operating Lessee by a Subsidiary Guarantor Owner or to a Subsidiary Guarantor Owner by a Subsidiary Guarantor Operating Lessee; (iv) promptly give notice to Administrative Agent of any notice or information that a Subsidiary Guarantor Owner receives which indicates that a Subsidiary Guarantor Operating Lessee is terminating an Operating Lease or that a Subsidiary Guarantor Operating Lessee is otherwise discontinuing its operation of a Borrowing Base Property; and (v) promptly enforce the performance and observance in all material respects of all of the covenants required to be performed and observed by a Subsidiary Guarantor Owner or a Subsidiary Guarantor Operating Lessee, as applicable, under any Operating Lease.

(b)            Assure that no Subsidiary Guarantor Owner or a Subsidiary Guarantor Operating Lessee shall, without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned, or delayed: (i) surrender, terminate or cancel any Operating Lease or otherwise replace a Subsidiary Guarantor Operating Lessee or enter into any other operating lease with respect to any Borrowing Base Property; (ii) reduce or consent to the reduction of the term of any Operating Lease; or (iii) enter into, amend, modify, waive any provisions of, or increase or reduce the rents under, any Operating Lease; provided that, notwithstanding the foregoing, a Subsidiary Guarantor Owner and Subsidiary Guarantor Operating Lessee shall be permitted to, without the consent of Administrative Agent or Lenders, modify an Operating Lease to extend the term thereof for a period of five (5) years from the current expiration thereof and to reflect adjustments in the rents payable under such Operating Lease in connection with such extension under such Operating Lease from time to time, subject to satisfaction of all of the following terms and conditions: (A) no Default has occurred and is then continuing; (B) the revised rent payable under the Operating Lease is “market rent” in accordance with rules governing real estate investment trusts and as set forth in a transfer pricing report prepared by any of Pricewaterhouse Coopers, Deloitte Touche Tohmatsu Limited, Ernst & Young, Klynveld Peat Marwick Goerdeler, BDO USA, LLP, or other independent public accountants of recognized standing reasonably acceptable to Administrative Agent; (C) the applicable Subsidiary Guarantor Owner shall have delivered to Administrative Agent within five (5) Business Days of execution of the amendment to such Operating Lease modifying the rent payable thereunder, a true, accurate and complete copy of such amendment; (D) the applicable Subsidiary Guarantor Owner shall have delivered to Administrative Agent an Officer’s Certificate certifying that all conditions set forth in this Section 7.14(b) have been satisfied; and (E) the applicable Subsidiary Guarantor Owner shall deliver to Administrative Agent any additional information reasonably requested by Administrative Agent in connection with such modification of such rents payable under the applicable Operating Lease.

(c)            Assign to Administrative Agent, for the benefit of Lenders, as further security for the payment and performance of the Obligations and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives, as landlord under the Operating Leases to which it is a party, to surrender the leasehold estate created by the Operating Lease or to terminate (other than as expressly allowed under this Agreement), cancel, modify, change, supplement, alter or amend the Operating Leases subject only to the rights granted to a Subsidiary Guarantor Owner pursuant to this Section 7.14, and any such surrender of the leasehold estate created by such Operating Lease or termination, cancellation, modification, change, supplement, alteration or amendment of such Operating Lease not permitted pursuant to the foregoing terms of this Section 7.14 shall be void and of no force or effect.

(d)            If at any time a Subsidiary Guarantor Operating Lessee shall default in the performance or observance of any material term, covenant or condition of an Operating Lease that is to be performed or observed by such Subsidiary Guarantor Operating Lessee, as tenant thereunder, and such default would give a Subsidiary Guarantor Owner the right to terminate the Operating Lease, if such default is not remedied within any applicable notice and cure periods set forth therein, then, without limiting the generality of the other provisions of this Section 7.14, and without waiving or releasing such Subsidiary Guarantor Operating Lessee from any of its obligations under this Agreement and the other Loan Documents, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Operating Lease on the part of such Subsidiary Guarantor Operating Lessee, as tenant thereunder, to be performed or observed in all material respects or to be promptly performed or observed in all material respects on behalf of such Subsidiary Guarantor Operating Lessee, to the end that the rights of such Subsidiary Guarantor Operating Lessee in, to and under the applicable Operating Lease shall be kept unimpaired and free from default. If Administrative Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Administrative Agent will notify such Subsidiary Guarantor Operating Lessee thereof. In any such event, subject to the rights of tenants and guests and applicable Law, Administrative Agent and any Person designated by Administrative Agent shall have, and are hereby granted, the right to enter upon the applicable Borrowing Base Property at any time and from time to time for the purpose of taking any such action. If Borrower shall deliver to Administrative Agent a copy of any notice of default sent by a Subsidiary Guarantor Owner to a Subsidiary Guarantor Operating Lessee, as tenant under an Operating Lease, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Any sums expended by Administrative Agent pursuant to this Section 7.14(d) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, shall be deemed to constitute a portion of the Obligations, shall be secured by the Lien of the Mortgage on such Borrowing Base Property and the other Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.

(e)            If at any time a Subsidiary Guarantor Owner shall default in the performance or observance of any material term, covenant or condition of an Operating Lease to be performed or observed by such Subsidiary Guarantor Owner, as landlord thereunder, and such default would give a Subsidiary Guarantor Operating Lessee the right to terminate the Operating Lease, if such default is not remedied within any applicable notice and cure periods set forth therein, then, without limiting the generality of the other provisions of this Section 7.14, and without waiving or releasing Borrower from any of its obligations under this Agreement and the other Loan Documents, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Operating Lease on the part of such Subsidiary Guarantor Owner, as landlord thereunder, to be performed or observed or to be promptly performed or observed on behalf of such Subsidiary Guarantor Owner, to the end that the rights of such Subsidiary Guarantor Owner in, to and under the Operating Lease shall be kept unimpaired and free from default. If Administrative Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Administrative Agent will notify Borrower thereof. In any such event, subject to the rights of tenants and guests and applicable Law, Administrative Agent and any Person designated by Administrative Agent shall have, and are hereby granted, the right to enter upon the Borrowing Base Property at any time and from time to time for the purpose of taking any such action. If a Subsidiary Guarantor Operating Lessee shall deliver to Administrative Agent a copy of any notice of default sent by such Subsidiary Guarantor Operating Lessee to a Subsidiary Guarantor Owner, as landlord under their Operating Lease, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Any sums expended by Administrative Agent pursuant to this Section 7.14(e) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, shall be deemed to constitute a portion of the Obligations, shall be secured by the Lien of the Mortgage on such Borrowing Base Property and the other Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.

(f)             In the event of the bankruptcy, reorganization or insolvency of a Subsidiary Guarantor Owner or a Subsidiary Guarantor Operating Lessee, any attempt by a Subsidiary Guarantor Owner or a Subsidiary Guarantor Operating Lessee to surrender its leasehold estate, or any portion thereof, under their Operating Lease, or any attempt under such circumstances by a Subsidiary Guarantor Owner or a Subsidiary Guarantor Operating Lessee to terminate (other than as expressly allowed under this Agreement), cancel or acquiesce in the rejection of their Operating Lease without the consent of Administrative Agent shall be null and void. Each Subsidiary Guarantor Owner hereby expressly releases, assigns, relinquishes and surrenders unto Administrative Agent all of its right, power and authority to terminate (other than as expressly allowed under this Agreement), cancel, acquiesce in the rejection of, modify, change, supplement, alter or amend their Operating Lease in any respect, either orally or in writing, in the event of the bankruptcy, reorganization or insolvency of a Subsidiary Guarantor Owner or a Subsidiary Guarantor Operating Lessee, and any attempt on the part of a Subsidiary Guarantor Owner or a Subsidiary Guarantor Operating Lessee to exercise any such right without the consent of Administrative Agent shall be null and void. Solely in connection with the foregoing sentence, each Subsidiary Guarantor Owner hereby irrevocably appoints Administrative Agent as its true and lawful attorney-in-fact which power of attorney shall be coupled with an interest, for the purpose of exercising its rights pursuant to Section 365(h) of the Bankruptcy Code or any successor to such Section (i) to obtain for the benefit of a Subsidiary Guarantor Owner or a Subsidiary Guarantor Operating Lessee or Administrative Agent a right to possession or statutory term of years derived from or incident to their Operating Lease, or (ii) to treat their Operating Lease as terminated.

(g)            Notwithstanding the rejection of an Operating Lease by a Subsidiary Guarantor Owner, as debtor in possession, or by a trustee for such Subsidiary Guarantor Owner, pursuant to Section 365 of the Bankruptcy Code, neither the Lien of the Mortgage on such Borrowing Base Property nor Administrative Agent’s rights with respect to such Operating Lease shall be affected or impaired by reason thereof. In the event that such Subsidiary Guarantor Operating Lessee shall remain in possession of the Borrowing Base Property following a rejection of the Operating Lease by such Subsidiary Guarantor Owner, as debtor in possession, or by a trustee for such Subsidiary Guarantor Owner, such Subsidiary Guarantor Owner shall not permit the Subsidiary Guarantor Operating Lessee under such Operating Lease to exercise any right of offset against the rent payable under the Operating Lease, pursuant to Section 365(h)(2) of the Bankruptcy Code, without the prior consent of Administrative Agent thereto.

(h)            Administrative Agent shall have the right, but shall be under no obligation, to exercise on behalf of any Subsidiary Guarantor Owner or Subsidiary Guarantor Operating Lessee any renewal or extension options under any Operating Lease if such Subsidiary Guarantor Owner and/or Subsidiary Guarantor Operating Lessee shall fail to exercise any such options or if such Subsidiary Guarantor Owner and/or Subsidiary Guarantor Operating Lessee shall take any action (including the delivery of any termination notice) that shall prevent any renewal or extension option under the Operating Lease from automatically taking effect. Each Subsidiary Guarantor Owner hereby absolutely and unconditionally assigns and grants to Administrative Agent such Subsidiary Guarantor Owner’s irrevocable power of attorney, coupled with an interest, to exercise any renewal or extension options under their Operating Lease on behalf of and in the name of such Subsidiary Guarantor Owner following such Subsidiary Guarantor Owner’s failure to do so, and to take at any time any or all other actions on behalf of such Subsidiary Guarantor Owner (including the withdrawal of any termination notice delivered by such Subsidiary Guarantor Owner) required for the preservation of such Operating Lease.

7.15            Acceptable Ground Leases.

(a)            Pay or cause to be paid all rents, additional rents, and other sums required to be paid by the applicable Loan Party, as tenant under and pursuant to the provisions of any Acceptable Ground Leases;

(b)            Diligently perform and observe all of the terms, covenants, and conditions of any Acceptable Ground Lease as tenant under such Acceptable Ground Lease;

(c)            Promptly notify Administrative Agent of (i) the giving to any Loan Party of any notice of any default by such Loan Party under any Acceptable Ground Lease and deliver to Administrative Agent a true copy of each such notice within ten (10) Business Days of such Loan Party’s receipt thereof, and (ii) any bankruptcy, reorganization, or insolvency of the landlord under any Acceptable Ground Lease or of any notice thereof, and deliver to Administrative Agent a true copy of such notice within ten (10) Business Days of any Loan Parties’ receipt;

(d)            Not, without the prior consent of Administrative Agent, surrender the leasehold estate created by any Acceptable Ground Lease or terminate or cancel any Acceptable Ground Lease or modify, change, supplement, alter, or amend any Acceptable Ground Lease, either orally or in writing;

(e)            Exercise any individual option to extend or renew the term of an Acceptable Ground Lease upon demand by Administrative Agent made at any time within ten (10) days prior to the last day upon which any such option may be exercised, and each applicable Loan Party hereby expressly authorizes and appoints Administrative Agent as its attorney-in-fact to exercise any such option in the name of and on behalf of such Loan Party, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest; and

(f)            Notwithstanding anything contained in any Acceptable Ground Lease to the contrary, not, without the prior written consent of Administrative Agent, sublet any portion of any Borrowing Base Property held pursuant to an Acceptable Ground Lease, other than the Operating Lease and Permitted Encumbrances.

If any Loan Party shall default in the performance or observance of any term, covenant, or condition of any Acceptable Ground Lease on the part of such Loan Party and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants, and conditions of such Acceptable Ground Lease on the part of any Loan Party to be performed or observed on behalf of such Loan Party, to the end that the rights of such Loan Party in, to, and under such Acceptable Ground Lease shall be kept unimpaired and free from default. If the landlord under any Acceptable Ground Lease shall deliver to Administrative Agent a copy of any notice of default under such Acceptable Ground Lease, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon.

7.16            Reports and Testing. Cause the Loan Parties to promptly (a) deliver to Administrative Agent copies of all material reports, studies, inspections, and tests made on the Borrowing Base Properties, and (b) make such additional tests on the Borrowing Base Properties as Administrative Agent may require. In addition, Borrower shall, and shall cause each other Loan Party to, immediately notify Administrative Agent of any report, study, inspection, or test that indicates any material adverse condition relating to the Borrowing Base Properties or any such materials which reasonably could result in a Material Property Event.

7.17            Material Contracts. Perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it and, except where either a replacement for such Material Contract has been or is being obtained or such Material Contract is being terminated in connection with a breach or reasonable uncertainty concerning ongoing performance by the counterparty thereunder, maintain each such Material Contract in full force and effect.

7.18            Grant of Security Interest. As more fully described herein and in the Collateral Documents, cause each Loan Party to grant to Administrative Agent, for the ratable benefit of the Lenders, as security for the payment and performance of the Obligations, a valid, enforceable, perfected, first priority, and only Lien (subject to Permitted Encumbrances) on and to (a) each Borrowing Base Property and the other Collateral, and grant to Administrative Agent, for the ratable benefit of the Lenders, as security for the payment and performance of the Obligations, a valid, enforceable, perfected, first priority, and only Lien (subject to Permitted Encumbrances) on and to all of such Loan Party’s personal property and fixtures located on or related to each applicable Borrowing Base Property.

7.19            Maintenance of Listing. Maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.

7.20            Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such Laws and Sanctions.

7.21            Interest Rate Cap. If a Loan Party enters into an Interest Rate Cap, deliver to Administrative Agent (a) an acknowledgment by the counterparty thereof of the collateral assignment of such Interest Rate Cap to Administrative Agent and (b) an opinion of counsel to such counterparty reasonably acceptable to Administrative Agent. Upon execution of any Interest Rate Cap, such Loan Party hereby assigns and transfers to Administrative Agent, and grants to Administrative Agent a security interest in, all of such Loan Party’s right, title and interest, but not its obligations, duties or liabilities for any breach, in, under and to the Interest Rate Cap, all documents executed in connection therewith, any and all amounts received by such Loan Party in connection therewith or to which such Loan Party is entitled thereunder, and all proceeds of the foregoing.

7.22            Further Assurances. Promptly upon request by Administrative Agent, or any Lender through Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Administrative Agent, or any Lender through Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Administrative Agent or any Lender the rights granted or now or hereafter intended to be granted to Administrative Agent or any Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

7.23            Property Management.

(a)            At all times provide for the competent and responsible management and operation of the Borrowing Base Properties by a Qualified Manager pursuant to a Management Agreement. Promptly (i) perform and observe all of the material covenants required to be performed and observed by it under each Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii)  notify Administrative Agent of any material default under any Management Agreement; (iii) deliver to Administrative Agent a copy of any notice of material default received by Borrower or any other Loan Party under any Management Agreement; (iv) give notice to Administrative Agent of any notice that Borrower or other Loan Party receives which indicates that the applicable Manager is terminating the applicable Management Agreement or that the applicable Manager is otherwise discontinuing its management of the applicable Borrowing Base Property; and (v) enforce the performance and observance of all of the material covenants required to be performed and observed by each Manager under each Management Agreement.

(b)            If at any time, (i) any Manager is the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law; (ii) a Default is then continuing and the Obligations have been accelerated in accordance with this Agreement; (iii) a default by any Manager has occurred and is continuing under any Management Agreement after the expiration of any applicable notice and cure periods; or (iv) any Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, then, subject to the terms of the relevant Manager Subordination Agreement, Borrower or other Loan Party, as applicable, shall, at the written request of Administrative Agent, promptly terminate such Management Agreement upon no more than thirty (30) days prior written notice to such Manager and replace such Manager with a Qualified Manager or manager approved by Administrative Agent on terms and conditions otherwise approved in writing by Administrative Agent (such approval not to be unreasonably withheld, conditioned, or delayed, so long as no Default is then continuing), it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates for commercial properties in the State or jurisdiction in which the applicable Borrowing Base Property is located.

7.24            Franchise Agreements. If any Borrowing Base Property is subject to a Franchise Agreement.

(a)            (i) such agreement shall be with a Qualified Franchisor, (ii) each Loan Party shall (A) diligently perform and observe in all material respects all of the terms, covenants and conditions of each Franchise Agreement, on the part of the applicable Loan Party to be performed and observed to the end that all things shall be done which are reasonably necessary to keep unimpaired the material rights of such Loan Party under such Franchise Agreement, and (B) promptly notify Administrative Agent of the giving of any notice by any Franchisor to any Loan Party of any default by any Loan Party in any material respect in the performance or observance of any of the terms, covenants or conditions of any Franchise Agreement on the part of any Loan Party to be performed and observed and deliver to Administrative Agent a copy of each such notice

(b)            To the extent assignable, each Loan Party shall assign to Administrative Agent, for the benefit of Lenders, as further security for the payment and performance of the Obligations, all the rights, privileges and prerogatives of such Loan Party to surrender the applicable Franchise Agreement, or to terminate, cancel, modify, change, supplement, alter or amend such Franchise Agreement, in any material respect, and any such surrender of such Franchise Agreement, or termination, cancellation, modification, change, supplement, alteration or amendment of such Franchise Agreement in any material respect, without the prior written consent of Administrative Agent (not to be unreasonably withheld, conditioned or delayed) other than as expressly permitted by this Agreement shall be void and of no force and effect. If any Loan Party shall default in the performance or observance of any material term, covenant or condition of any Franchise Agreement on the part of such Loan Party to be performed or observed, which, if not remedied within any applicable notice, grace and/or cure period, would give the applicable Franchisor the right to terminate such Franchise Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing any Loan Party from any of its obligations hereunder and to the extent not prohibited under such Franchise Agreement or any comfort letter issued by the applicable Franchisor, provided that no Loan Party makes any representation, covenant or warranty as to any Franchisor’s acceptance of such cure, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of each Franchise Agreement on the part of any Loan Party to be performed or observed to be promptly performed or observed on behalf of such Loan Party, to the end that the rights of such Loan Party in, to and under such Franchise Agreement shall be kept unimpaired and free from default, provided that, no Loan Party makes any representation, covenant or warranty as to such Franchisor’s acceptance of such cure. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent and any Person designated by Administrative Agent shall have (subject to the terms of this Agreement, the applicable Franchise Agreement, the rights of tenants under the applicable Leases, and the terms of the Permitted Encumbrances), and are hereby granted, the right to enter upon the applicable Borrowing Base Property at any time and from time to time for the purpose of taking any such action. If the applicable Franchisor shall deliver to Administrative Agent a copy of any notice sent to any Loan Party of default under any Franchise Agreement, which, if not remedied within any applicable notice, grace and/or cure period, would give such Franchisor the right to terminate such Franchise Agreement, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent in good faith, in reliance thereon.

(c)            Each Loan Party shall, (i) deliver to Administrative Agent a Franchisor Comfort Letter with respect to each Franchise Agreement and (ii) from time to time upon request of Administrative Agent, but, in no event more frequently than one (1) time in any calendar year so long as no Event of Default has occurred and is continuing, use commercially reasonable efforts to obtain from each Franchisor such certificates of estoppel with respect to compliance by such Loan Party with the terms of the applicable Franchise Agreement as may be reasonably requested by Administrative Agent.

(d)            Without limitation of the foregoing, each Loan Party, upon the request of Administrative Agent, but solely to the extent such Loan Party has the right under the applicable Franchise Agreement without penalty or fee, shall terminate such Franchise Agreement and replace the applicable Franchisor thereunder, if at any time during the term of this Agreement: (i) such Franchisor shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (ii) there exists an Event of Default, or (iii)there exists a material default by such Franchisor under such Franchise Agreement after the expiration of any applicable notice and cure periods. At such time as the applicable Franchisor may be removed, a Qualified Franchisor shall as soon as is reasonably practicable assume the responsibilities of Franchisor with respect to the applicable Borrowing Base Property pursuant to a replacement Franchise Agreement.

(e)            Any sums expended by Administrative Agent pursuant to Section 7.24(b) shall (i) bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, (ii) be deemed to constitute a portion of the Obligations, (iii) be secured by the lien of the Mortgages and the other Loan Documents and (iv) be immediately due and payable promptly after written demand by Administrative Agent therefor.

7.25            Post-Closing Items. Borrower shall use commercially reasonable efforts to obtain the below estoppel certificates:

(a)            Estoppel Certificate made by The Tower Residences Condominium Association, Inc., a Florida not-for-profit corporation, for the benefit of Sarasota Owner, Sarasota Operating Lessee, and Administrative Agent.

(b)            Estoppel Certificate made by The Residences at Sarasota Condominium Association, Inc., a Florida not-for-profit corporation, for the benefit of Sarasota Owner, Sarasota Operating Lessee, and Administrative Agent.

(c)            Estoppel Certificate made by Lido Condominium and Club Landowners Association, Inc., a Florida not-for-profit corporation, for the benefit of Sarasota Owner, Sarasota Operating Lessee, and Administrative Agent.

(d)            Estoppel Certificate made by The Beach Residences Condominium Association Inc., a Florida not-for-profit corporation, for the benefit of Sarasota Owner, Sarasota Operating Lessee, and Administrative Agent.

(e)            Estoppel Certificate made by Ashford TRS Sarasota Residence LLC, a Delaware limited liability company, for the benefit of Sarasota Owner, Sarasota Operating Lessee, and Administrative Agent.

VIII.            Negative Covenants. So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Parent and Borrower shall not, nor shall it permit any Consolidated Party to, directly or indirectly:

8.01            Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names Parent, Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 8.01 and any renewals, amendments, modifications or extensions thereof;

(c)            Liens for taxes not yet due or which are being disputed or contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being disputed or contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or which are otherwise subject to a bond or insured against;

(e)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)             deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            easements, leases, rights-of-way, restrictions and other encumbrances affecting real property which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(h)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);

(i)             Liens on Real Properties (other than Borrowing Base Properties) securing Indebtedness permitted under Section 8.02; and

(j)             Permitted Encumbrances.

8.02            Indebtedness. Create, incur, assume or suffer to exist any Indebtedness unless immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, no Default is or would be in existence.

8.03            Investments. Make or hold any Investment, other than those which are in the lines of businesses of Parent, Borrower and the other Consolidated Parties as of the date hereof, or those substantially related or incidental thereto (for the sake of clarity, developing residential, fractional interest and condominium property at or adjacent to assets otherwise permitted to be acquired or held pursuant to this Section 8.03, or acquiring and owning retail and/or commercial space acquired as part of an acquisition consisting primarily of assets otherwise permitted to be acquired or held pursuant to this Section 8.03 shall be considered substantially related or incidental to the lines of businesses of Parent, Borrower and the Guarantors as of the date hereof), and unless immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Default is or would be in existence.

8.04            Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that, so long as no Default exists or would result therefrom:

(a)            any Consolidated Party (other than Borrower or Parent) may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Consolidated Parties (other than Borrower or Parent), provided that when any Consolidated Party is merging with a Loan Party, such Loan Party shall be the continuing or surviving Person;

(b)            any Consolidated Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Consolidated Party (other than Parent);

(c)            any Consolidated Party that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Consolidated Party that is not a Loan Party or (ii) to a Loan Party; and

(d)            any Investment, Real Property or other asset owned by a Consolidated Party, other than a Subsidiary Guarantor Owner or Subsidiary Guarantor Operating Lessee, or the direct or indirect Equity Interests of any Consolidated Party, other than of a Subsidiary Guarantor Owner or a Subsidiary Guarantor Operating Lessee, may be Disposed of;

provided, however, that (x) in the case of any such merger or consolidation in which Parent or Borrower is a party, Parent or Borrower, as the case may be, shall be the surviving entity, and (b) in no event shall Parent or Borrower dissolve or liquidate or Dispose of all or substantially all of its assets.

8.05            Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)            Dispositions of obsolete or worn out property or property determined by Borrower to no longer be necessary in the business or operations of Borrower or its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;

(b)            Dispositions of inventory in the ordinary course of business;

(c)            Dispositions of equipment or Real Property (other than Borrowing Base Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; and

(d)            Dispositions not prohibited by Section 8.04.

8.06            Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)            Parent may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(b)            Parent may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(c)            Parent may make Restricted Payments, for any twelve (12) month period, not to exceed an amount equal to the greater of (i) ninety-five percent (95%) of Funds From Operations of the Consolidated Parties for such period; and (ii) the aggregate amount of Restricted Payments required to be made by Parent in order for it to maintain its REIT status; provided that to the extent a Default is then-existing or would result from the making of such Restricted Payment (other than an Event of Default specified in Sections 9.01(f) or 9.01(g) or a Default that has resulted in Administrative Agent exercising its remedies under Section 9.01(b), in which case no Restricted Payments otherwise permitted under this clause (d) may be made), Parent may make Restricted Payments in the minimum amount required in order for Parent to maintain its REIT status. For purposes of calculating the amount of Restricted Payments made in any twelve (12) month period, Restricted Payments made prior to the Closing Date, other than preferred dividends and common dividends, shall be excluded.

8.07            Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto, which for the sake of clarity, development of residential, fractional interest and/or condominium development at or adjacent to resort properties.

8.08            Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms as would be obtainable by Borrower or such Consolidated Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

8.09            Burdensome Agreements. With respect to Borrower or any Guarantor, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of such Person to make Restricted Payments to Borrower or any Guarantor or to otherwise transfer property to or invest in Borrower or any Guarantor, except for any agreement in effect (A) on the Closing Date and set forth on Schedule 8.09 or (B) at the time any such Person becomes a Subsidiary of Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Borrower, (ii) of such Person to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any Negative Pledge.

8.10            Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11            Borrowing Base Properties.

(a)            Use or occupy or conduct any activity on, or allow the use or occupancy of or the conduct of any activity on any Borrowing Base Properties in any manner which violates in any material respect any material Law or which constitutes a material public or private nuisance or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with Section 7.07 commercially unreasonable (including by way of increased premium);

(b)            Without the prior written consent of Administrative Agent, initiate or permit any zoning reclassification of any Borrowing Base Property or seek any variance under existing zoning ordinances applicable to any Borrowing Base Property or use or permit the use of any Borrowing Base Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Laws;

(c)            Without the prior written consent of Administrative Agent, (i) impose any material easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, other than Permitted Encumbrances, (ii) execute or file any subdivision plat or condominium declaration affecting any Borrowing Base Property, except (1) to the extent incidental to the development of residences, fractional interests or condominiums at or adjacent to the Borrowing Base Property, or (2) in connection with non-material boundary adjustments (subject to filing amended legal description to any applicable Mortgage), so long as the action contemplated by clause (1) or (2) is not reasonably likely to cause a Material Property Event, in which event, the applicable action shall be deemed to be a Permitted Encumbrance, or (iii) consent to the annexation of any Borrowing Base Property to any municipality; or

(d)            Without the prior written consent of Administrative Agent, permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Borrowing Base Property regardless of the depth thereof or the method of mining or extraction thereof.

8.12            Financial Covenants.

(a)            Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to, as of the last day of any fiscal quarter, exceed fifty-five percent (55%); provided that for each of the two (2) fiscal quarters immediately following a Material Acquisition, the Consolidated Leverage Ratio may exceed fifty-five percent (55%) so long as it does not exceed sixty percent (60%).

(b)            Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter during the following periods to be less than the ratio set forth below opposite such period:

Period	Minimum Consolidated Fixed Charge Coverage Ratio
Closing Date through December 31, 2024	1.10 to 1.0
January 1, 2025 and thereafter	1.25 to 1.0

(c)            Secured Indebtedness on Real Property Limitation. Permit any Secured Indebtedness that is secured by a Real Property (other than the Borrowing Base Properties securing the Obligations) to exceed seventy percent (70%) of the as-is appraised value of such Real Property securing such Secured Indebtedness as determined on a property by property basis and by the appraisal obtained by the applicable lender at the time such Secured Indebtedness is incurred.

(d)            Consolidated Recourse Indebtedness Limitation. Permit Consolidated Recourse Indebtedness (other than any Consolidated Recourse Indebtedness under this Agreement) to at any time exceed ninety million dollars ($90,000,000).

(e)            Maximum Variable Rate Indebtedness. Permit the Indebtedness of the Consolidated Parties (other than any Indebtedness under this Agreement) that accrues interest at a variable rate that is not subject to a “cap,” “collar,” “swap” or other similar arrangement to, at any time, exceed twenty-five percent (25%) of Consolidated Funded Indebtedness.

(f)            Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth, at any time to be less than the sum of (i) $621,781.50 and (ii) an amount equal to seventy-five percent (75%) of the net proceeds received by the Consolidated Parties after March 31, 2023 by reason of the issuance and sale of Equity Interests in Parent.

8.13            Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset other than normal replacements and maintenance which are properly charged to current operations and other reasonable and customary capital expenditures made in the ordinary course of the business of Parent and its Subsidiaries.

8.14            Amendments of Organization Documents. Amend any of its Organization Documents in any manner that would adversely affect any Loan Party’s ability to pay its Obligations hereunder or materially and adversely impairs any rights or remedies of Administrative Agent or any Lender under the Loan Documents or applicable Laws.

8.15            Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

8.16            Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Unconsolidated Affiliate, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, or otherwise) of Sanctions.

8.17            Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

8.18            Environmental Matters. (a) Cause, commit, permit, or allow to continue any violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect, or (b) place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Hazardous Material on any Real Property (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Real Property, in each case in commercially reasonable quantities and used and stored in compliance with all Environmental Laws) or storage tank (or similar vessel) on any Property, in each case which could reasonably be expected to have a Material Adverse Effect.

8.19            Property Management.

(a)            Except as required hereby, surrender, terminate or cancel any Management Agreement or otherwise replace any Manager, or enter into any other Management Agreement with respect to any Borrowing Base Property, (i) without the prior written consent of Administrative Agent and (ii) with respect to any replacement Manager or new Management Agreement, only if Borrower or the applicable Loan Party and such replacement manager shall execute and deliver to Administrative Agent a Manager Subordination Agreement in form and substance satisfactory to Administrative Agent.

(b)            Not, without the prior written consent of Administrative Agent: (i) reduce or consent to the reduction of the term of any Management Agreement; (ii) increase or consent to the increase of the amount of any charges, in any material respect, under any Management Agreement; (iii) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement, in each case, in any material respect; or (iv) otherwise amend or consent to the amendment of the terms of any Management Agreement in any material respect.

8.20            Franchise Agreements.  If any Borrowing Base Property is subject to a Franchise Agreement:

(a)            No Loan Party shall surrender such Franchise Agreement to which it is a party, consent to the assignment by the applicable Franchisor of its interest under such Franchise Agreement to the extent such Loan Party has such consent right thereunder, or terminate or cancel such Franchise Agreement, or modify, change, supplement, alter or amend (other than immaterial, non-monetary modifications, changes, supplements, alterations or amendments) such Franchise Agreement, in any respect, either orally or in writing without the prior written consent of Administrative Agent, which such consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (x) the applicable Loan Party may from time to time, so long as no Event of Default is then continuing, without the consent of Administrative Agent, terminate a Franchise Agreement to which such Loan Party is a party and replace the applicable Franchisor with a Qualified Franchisor, provided that a replacement Franchise Agreement shall be executed and delivered to Administrative Agent concurrently therewith, and (y) the applicable Loan Party shall be permitted to extend the term of any in-place Franchise Agreement pursuant to any such express extension right contained therein without the consent of Administrative Agent provided that (i) such extension does not modify the terms of such Franchise Agreement other than to provide for such extension, (ii) such Loan Party provides to Administrative Agent prompt written notice of such extension within five (5) Business Days thereof, and (iii) such Loan Party promptly delivers to Administrative Agent certified copies of all such extension agreements.

(b)            No Loan Party shall, and shall not, to the extent such Loan Party has such rights under the applicable Franchise Agreement, permit the Franchisor thereunder to, sub-contract all or a material portion of its responsibilities under such Franchise Agreement to a third-party without the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed.

(c)            Any sums expended by Administrative Agent pursuant to this Section 8.20 shall (i) bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, (ii) be deemed to constitute a portion of the Obligations, (iii) be secured by the lien of the Mortgages and the other Loan Documents and (iv) be immediately due and payable promptly after written demand by Administrative Agent therefor.

8.21            Changes to Advisory Agreement. Amend, supplement or otherwise modify in any material respect the Advisory Agreement on terms which are materially less favorable to the Consolidated Parties than the terms prior to such amendment or supplement (considering all such amendments and supplements taken as a whole) without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld).

IX.            Events of Default and Remedies.

9.01            Events of Default. Any of the following events shall constitute an Event of Default:

(a)            Non-Payment. Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Borrowing or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. Borrower fails in any material respect to perform or observe any term, covenant or agreement contained in any of Sections 7.05, 7.10, 7.11, or Article VIII; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or such longer period, which longer period shall not exceed 30 days (and the aggregate period shall not exceed 60 days), as shall be reasonably necessary to effectuate a cure of such failure so long as Borrower acts with diligence and in good faith to cure such failure; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default; Cross Acceleration. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due, after giving effect to any applicable cure or grace periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Consolidated Recourse Indebtedness (other than any Consolidated Recourse Indebtedness under this Agreement) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, either individually or in the aggregate, (B) fails to make any payment when due, after giving effect to any applicable cure or grace periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness that is not Consolidated Recourse Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $125,000,000, either individually or in the aggregate (other than a failure to pay such amount of the Prudential Debt on or prior to the earlier of (i) a refinancing of the Prudential Debt or (ii) November 15, 2024)), (C) fails to observe or perform any other agreement or condition relating to any such Indebtedness described in clause (A) and (B) or Guarantee thereof or contained in any instrument or agreement evidencing, securing or relating thereto after giving effect to any applicable cure or grace periods, or any other event occurs with respect to any such Indebtedness after giving effect to any applicable cure or grace periods, in each case of clauses (A), (B) and (C) the effect of which failure, default or other event is to cause the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount, either individually or in the aggregate; or

(f)             Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)            Judgments. There is entered against any Loan Party(i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) that remains unpaid, unstayed or undismissed for more than 60 days, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)             ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)             Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person disputes or contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)            Change of Control. There occurs any Change of Control; or

(l)             Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 5.01 or 5.02 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 8.01) on the Collateral purported to be covered thereby; or

(m)            REIT Status. Parent shall, for any reason, lose or fail to maintain its status as a REIT; or

(n)            Management Agreements. A termination of any Management Agreement following a default or event of default thereunder on the part of any Loan Party beyond any applicable notice and cure periods, unless the Manager thereunder is replaced in accordance with the terms of this Agreement; or

(o)            Operating Leases. (i) A default has occurred and continues beyond any applicable cure period under any Operating Lease, or (ii) any Operating Lease is amended, modified or terminated in violation of the terms of this Agreement; or

(p)            Transfer of any Borrowing Base Property. Any Loan party Disposes of any Borrowing Base Property that has not been released as a Borrowing Base Property in accordance with the terms hereof; or

(q)            Acceptable Ground Lease. A default has occurred and continues beyond any applicable cure period under any Acceptable Ground Lease, unless any such default is being disputed or contested in good faith and diligently conducted; or

(r)             Franchise Agreements. A default by any Loan Party has occurred and continues beyond any applicable cure period under any Franchise Agreement (or any replacement Franchise Agreement) and such default causes the applicable Franchisor thereunder to terminate or cancel such Franchise Agreement (or any replacement Franchise Agreement) and the applicable Loan Party does not replace such Franchisor and such Franchise Agreement (or replacement Franchise Agreement) with a Qualified Franchisor and replacement Franchise Agreement within thirty (30) days following such default (including any applicable notice and/or grace periods).

9.02            Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:

(a)            declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)            require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)            exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents, at law, in equity, or otherwise;

provided, however, that upon the occurrence of an event described in Section 9.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

9.03            Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have become immediately due and payable and the L/C Obligations have been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16 be applied by Administrative Agent in the following order:

   First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees, but including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

   Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

   Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

   Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements, ratably among the Lenders, the L/C Issuer and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

   Fifth, to Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.03 and 2.15; and

   Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Hedge Bank. Each Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, and, to the extent possible, appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

X.            Administrative Agent.

10.01            Appointment and Authority.

(a)            Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and the L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) and the L/C Issuer hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XII (including Section 12.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02            Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03            Exculpatory Provisions. Administrative Agent or Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent or Arranger, as applicable:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent herein;

(d)            shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to Administrative Agent by Borrower, a Lender or the L/C Issuer; and

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

10.04            Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05            Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06            Resignation of Administrative Agent.

(a)            Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States that has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank’s most recent financial reports), or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any Collateral on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent

(d)            Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f). Upon the appointment by Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07            Non-Reliance on Administrative Agent, Arranger and the Other Lenders. Each Lender and the L/C Issuer expressly acknowledges that none of Administrative Agent nor Arranger has made any representation or warranty to it, and that no act by Administrative Agent or Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent or Arranger to any Lender or the L/C Issuer as to any matter, including whether Administrative Agent or Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to Administrative Agent and Arranger that it has, independently and without reliance upon Administrative Agent, Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent, Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

10.08            No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and Administrative Agent under Sections 2.03(h), 2.03(j), 2.08 and 12.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.08 and 12.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

10.10            Collateral and Guaranty Matters. Without limiting the provisions of Section 10.09, each of the Lenders (including in its capacities as a potential Hedge Bank) and the L/C Issuer irrevocably authorize Administrative Agent, at its option and in its discretion,

(a)            to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made to the extent not expressly provided in the Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the L/C Issuer shall have been made), or (ii) subject to Section 12.01, if approved, authorized or ratified in writing by Required Lenders;

(b)            to release any Guarantor from its obligations under the Guaranty and the Pledge Agreement; and

(c)            to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted hereunder.

Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Pledge Agreement pursuant to this Section 10.10. In each case as specified in this Section 10.10, Administrative Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty and Pledge Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Borrower may request that Administrative Agent release, and upon receipt of such request Administrative Agent shall release, any Person from any Guaranty so long as: (i) such Person qualifies, or will qualify at the time of its release from such Guaranty, as an Excluded Subsidiary; (ii) no Default shall then be in existence or would occur as a result of such release, and (iii) such Person is not a party to any Swap Contract by virtue of which any other Person is a Hedge Bank. Delivery by Borrower to Administrative Agent of any such request shall constitute a representation by Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Administrative Agent may rely solely on the representations of Borrower.

10.11            Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Hedge Bank that obtains the benefits of Section 9.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Hedge Bank

10.12            Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Administrative Agent, Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

XI.            Continuing Guaranty.

11.01            Guaranty. Parent hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of Borrower to the Secured Parties, and whether arising hereunder or under any other Loan Document, or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) and hereby consents to any extension of the Maturity Date pursuant to Section 2.13 or otherwise. Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Parent, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Parent under this Guaranty, and Parent hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.02            Rights of Lenders. Parent consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Parent consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Parent under this Guaranty or which, but for this provision, might operate as a discharge of Parent.

11.03            Certain Waivers. Parent waives (a) any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of Borrower; (b) any defense based on any claim that Parent’s obligations exceed or are more burdensome than those of Borrower; (c) the benefit of any statute of limitations affecting Parent’s liability hereunder; (d) any right to proceed against Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Parent expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.04            Obligations Independent. The obligations of Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Parent to enforce this Guaranty whether or not Borrower or any other Person is joined as a party.

11.05            Subrogation. Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments are terminated. If any amounts are paid to Parent in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

11.06            Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrower or Parent is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Parent under this paragraph shall survive termination of this Guaranty.

11.07            Subordination. Parent hereby subordinates the payment of all obligations and indebtedness of Borrower owing to Parent, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to Parent as subrogee of the Secured Parties or resulting from Parent’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of Borrower to Parent shall be enforced and performance received by Parent as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Parent under this Guaranty.

11.08            Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Parent or Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Parent immediately upon demand by the Secured Parties.

11.09            Condition of Borrower. Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and any other Guarantor such information concerning the financial condition, business and operations of Borrower and any such other guarantor as Parent requires, and that none of the Secured Parties has any duty, and Parent is not relying on the Secured Parties at any time, to disclose to Parent any information relating to the business, operations or financial condition of Borrower or any other Guarantor (Parent waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

XII.            Miscellaneous.

12.01            Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 5.01(a) or, in the case of the initial Credit Extension, Section 5.02, without the written consent of each Lender;

(b)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c)            postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to (i) amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) amend any of the financial covenants (or definitions related thereto) set forth in Section 8.12 (even if the effect of such amendment would be to reduce the interest rate on any Loan or any fee payable hereunder);

(e)            change the definition of “Applicable Percentage” or Sections 9.03, 2.11(a), or 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section 12.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)            release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender except as expressly required under this Agreement; or

(h)            release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.10 (in which case such release may be made by Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

12.02            Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Parent, Borrower or any other Loan Party, Administrative Agent, the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent, the L/C Issuer or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Parent, Borrower, any other Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)            Change of Address, Etc. Each of Parent, Borrower, any other Loan Party, Administrative Agent, the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)            Reliance by Administrative Agent, L/C Issuer and Lenders. Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03            No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of Required Lenders, enforce any rights and remedies available to it and as authorized by Required Lenders.

12.04            Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), the L/C Issuer, or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Parent and Borrower shall not assert, and hereby waive, and acknowledge that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor accompanied by an invoice setting forth in reasonable detail the calculation of the amount of such demand.

(f)            Survival. The agreements in this Section and the indemnity provisions of Section 12.02(e) shall survive the resignation of Administrative Agent, and the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

12.05            Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, the L/C Issuer or any Lender, or Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.06            Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 12.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of Borrower (such consent not to be unreasonably withheld or delayed; provided that it is understood that it shall be reasonable for Borrower to withhold consent to a new assignee Lender if such new assignee Lender is a hedge fund, private equity fund or any entity that is a direct competitor of Borrower and is in the hotel business) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten Business Days after having received notice thereof;

(B)            the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)            the consent of the L/C Issuer shall be required for any assignment.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to Parent, Borrower or any of their respective Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(d).

(c)            Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, with the consent of Borrower (such consent not to be unreasonably withheld or delayed; provided that it is understood that it shall be reasonable for Borrower to withhold consent to a new participant if such new participant is a hedge fund, private equity fund or any entity that is a direct competitor of Borrower and is in the hotel business) and Administrative Agent (such consent not to be unreasonably withheld or delayed), sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) the consent of Borrower and Administrative Agent shall not be required if such participation is sold to a Lender, an Affiliate of a Lender or an Approved Fund, (v) the consent of Borrower shall not be required if an Event of Default has occurred and is continuing at the time of such sale of a participation, and (vi) Borrower shall be deemed to have consented to any such sale of a participation unless it shall object thereto by written notice to Administrative Agent within ten Business Days after having received notice thereof. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 12.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 12.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 12.06(b), Bank of America may, upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

12.07            Treatment of Certain Information; Confidentiality. Each of Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and to Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 12.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or their respective businesses, other than any such information that is available to Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

12.08            Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.09            Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10            Integration; Effectiveness. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.11            Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

12.12            Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, the L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.13            Replacement of Lenders. If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 12.06(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with applicable Laws; and

(e)            in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

12.14            Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.15            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.16            No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Borrower and Parent and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by Administrative Agent and Arranger, and the Lenders are arm’s-length commercial transactions between Borrower, Parent, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent and Arranger, and the Lenders, on the other hand, (B) each of Borrower, Parent, and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Borrower Parent and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) Administrative Agent and Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, Parent, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor Arranger nor any Lender has any obligation to Borrower, Parent, any other Loan Party, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, Parent, the other Loan Parties and their respective Affiliates, and neither Administrative Agent nor Arranger nor any Lender has any obligation to disclose any of such interests to Borrower, Parent, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, each of Borrower and Parent, and each other Loan Party hereby waives and releases any claims that it may have against Administrative Agent and Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.17            Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of Administrative Agent and the Lenders and L/C Issuer (each a “Credit Party” and collectively the “Credit Parties”) agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither Administrative Agent nor the L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Administrative Agent and/or the L/C Issuer has agreed to accept such Electronic Signature, Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Neither Administrative Agent nor the L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with Administrative Agent’s or the L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Administrative Agent and the L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against Administrative Agent, each other Credit Party and each Related Party for any liabilities arising solely from Administrative Agent’s and/or any other Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

12.18            USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

12.19            Time of the Essence. Time is of the essence of the Loan Documents.

12.20            Acknowledgement and Consent to Bail In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.21            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC May in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States)

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 12.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

12.22            ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank;
Signature Page(s) Follow(s).]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BRAEMAR HOSPITALITY LIMITED PARTNERSHIP

By:	Braemar OP General Partner LLC, its general partner

By:	/s/ Alex Rose
Name: Alex Rose
Title: Executive Vice President

BRAEMAR HOTELS & RESORTS INC.

By:	/s/ Alex Rose
Name: Alex Rose
Title: Executive Vice President

Signature Page to

Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Erik M. Truette
Name: Erik M. Truette
Title: Vice President

Signature Page to

Credit Agreement

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Suzanne E. Pickett
Name: Suzanne E. Pickett
Title: Senior Vice President

Signature Page to

Credit Agreement

TBK BANK, SSB, as a Lender

By:	/s/ Benjamin Key
Name: Benjamin Key
Title: Vice President

Signature Page to

Credit Agreement

MIDFIRST BANK, as a Lender

By:	/s/ Todd Wright
Name: Todd Wright
Title: Senior Vice President

Signature Page to

Credit Agreement